UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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CONNECTICUT WATER SERVICE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Connecticut Water Service, Inc.

93 West Main Street

Clinton, CT 06413

March 26, 2012

Dear Shareholder:

You are cordially invited to the Annual Meeting of Shareholders of Connecticut Water Service, Inc., scheduled to be held on Thursday, May 10, 2012, at the Water’s Edge, 1525 Boston Post Road, Westbrook, Connecticut, beginning at 2:00 P.M.

At the meeting, you will be asked to elect two directors, ratify the appointment of our independent auditors, and provide the Board with your advisory vote on the Company’s executive compensation program. In addition to the specific matters to be voted on, there will be a report on the progress of the Company and an opportunity for you to ask questions of general interest to shareholders. Important information is contained in the accompanying proxy statement, which you are urged to carefully read.

It is important that your shares are represented and voted at the meeting, regardless of the number you own or whether you attend. Accordingly, please vote by mail, telephone, or internet. It is also very helpful to us if you would call and let us know if you plan to attend the Annual Meeting. Please call 860-664-6015, and provide your name, address, and telephone number. Directions to the Annual Meeting are printed on the back of the proxy statement and available on the Company’s website. Your Board and executive officers look forward to personally meeting you.

Also, I am pleased to report that again this year we will be utilizing U.S. Securities and Exchange Commission rules that permit us to furnish our proxy materials to certain shareholders over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (“the Notice”) will be mailed to some of our shareholders on or about April 1, 2012. These shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request that a printed set of the proxy materials be sent to them free of charge, by following the instructions in the Notice. For other shareholders, we have elected to mail a full set of printed copies of our proxy materials, as in prior years.

We believe that using Internet delivery for some shareholders will expedite the delivery of proxy materials, reduce printing and postage costs, and conserve natural resources.

Your interest and participation in the affairs of the Company are appreciated.

Sincerely,

ERIC W. THORNBURG

Chairman

CONNECTICUT WATER SERVICE, INC.

Notice of Annual Meeting of

Shareholders and Proxy Statement

May 10, 2012

The Annual Meeting of Shareholders of Connecticut Water Service, Inc. will be held on Thursday, May 10, 2012, at the Water’s Edge, 1525 Boston Post Road, Westbrook, Connecticut, 06498 for the following purposes:

1.	The election of the two nominees for the Board;

2.	The ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	The non-binding advisory resolution regarding approval of the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the meeting.

Only holders of the Company’s common stock and its Cumulative Preferred Stock — Series A of record at the close of business on March 13, 2012 are entitled to vote at this meeting.

Shareholders are cordially invited to attend the meeting in person.

By order of the Board of Directors,

KRISTEN A. JOHNSON

Vice President, Human Resources and Corporate Secretary

Shareholders can help avoid the necessity and expense of follow-up letters to ensure that a quorum is present at the Annual Meeting by promptly voting their shares.

YOU CAN VOTE IN ONE OF THREE WAYS:

1.	use the toll-free number on your Notice of Internet Availability of Proxy Materials (“NOIA”) or proxy card to vote by phone;

2.	visit the website noted on your NOIA or proxy card to vote via the Internet; or

3.	if you received a paper copy of the proxy card by mail or printed a copy from the website, sign, date and return your proxy card in the enclosed postage-paid envelope to vote by mail.

Shareholders are invited to visit the Corporate Governance section of our website at http://www.ctwater.com

and the following website until 11:59 P.M. on May 9, 2012: www.proxyvote.com. (Shareholders will need the 12 digit control number from the proxy card or NOIA to view proxy materials at www.proxyvote.com)

Connecticut Water Service, Inc.

Proxy Statement

2012 Annual Meeting of Shareholders

General Information and Voting of Shares

This Proxy Statement is furnished by and on behalf of the Board of Directors (the “Board”) of Connecticut Water Service, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at Water’s Edge, 1525 Boston Post Road, Westbrook, Connecticut, at 2:00 P.M., on May 10, 2012. In that regard, a Notice of Internet Availability or this Proxy Statement, the Company’s 2011 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K are being mailed to shareholders on or about April 1, 2012. In addition to this solicitation by mail and the Internet, officers and regular employees of the Company may make solicitations by telephone, mail, or personal interviews and arrangements may be made with banks, brokerage firms, and others to forward proxy material to their principals. The Company has retained Morrow & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $5,750 plus expenses, which will be paid by the Company.

Under rules adopted in 2007 by the U.S. Securities and Exchange Commission (“SEC”), we have chosen to furnish our proxy materials, including this Proxy Statement and the Annual Report to Shareholders, to some of our shareholders over the Internet and to provide a Notice of Internet Availability of Proxy Materials (“NOIA”) by mail, rather than mailing a full set of the printed proxy materials. For other shareholders, we have elected to mail a full set of printed copies of our proxy materials, as in prior years.

If you receive a NOIA, you will not receive a printed copy of our proxy materials unless you request them by following the instructions provided in the NOIA. Instead, the NOIA explains how you may access and review all of the important information contained in the proxy materials. The NOIA also explains how you may submit your proxy via telephone or the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions in the NOIA.

We are mailing either our NOIA or a full set of our printed proxy materials to shareholders of record on or about April 1, 2012. On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials at www.proxyvote.com, which is the website referred to in the NOIA. These proxy materials will be available free of charge.

Frequently Asked Questions

What is the purpose of the Annual Meeting of Shareholders?

Shareholders are asked to consider and vote upon:

1.	The election of the two nominees for the Board;

2.	The ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	The non-binding advisory resolution regarding approval of the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the meeting.

How is a quorum determined for the Annual Meeting?

Under Connecticut law, holders of our Common Stock and Preferred Stock — Series A may take action on a matter at the Annual Meeting only if a quorum exists with respect to that matter. With respect to each of Proposals No. 1, 2, & 3, a majority of the votes entitled to be cast on each matter by holders of our Common Stock and Preferred Stock — Series A will constitute a quorum for action on that matter. For this purpose, only shares of our Common Stock and Preferred Stock — Series A held by those persons present at the Annual Meeting or for which proxies are properly provided by telephone, Internet or in writing and returned to the Company as provided herein will be considered to be represented at the Annual Meeting. All shares of our Common Stock and Preferred Stock — Series A represented at the Annual Meeting will be counted for quorum purposes without regard to abstentions or broker non-votes as to any particular item.

Who is entitled to vote?

Holders of the Company’s Common Stock and its Cumulative Preferred Stock — Series A of record at the close of business on March 13, 2012 are entitled to notice of and to vote at the Annual Meeting. On March 1, 2012, the Company had outstanding 8,785,832 shares of Common Stock, 15,000 shares of Cumulative Preferred Stock — Series A, $20 par value, and 29,499 shares of $.90 Cumulative Preferred Stock, $16 par value. Each share of Common Stock is entitled to three votes and each share of Cumulative Preferred Stock — Series A is entitled to one vote on all matters coming before the Annual Meeting. The holders of shares of $.90 Cumulative Preferred Stock, $16 par value, have no general voting rights.

What is the difference between holding shares as a shareholder of record and in “street name”?

About four-fifths of Connecticut Water’s shareholders hold their shares in “street name”. “Street name” refers to the predominant form of public company share ownership in the United States, whereby investors indirectly own, through banks, brokers and other intermediaries, the companies’ publicly-traded shares. Under Connecticut law, only the legal owners of stock on the record date are entitled to vote shares or grant proxies in connection with a shareholder meeting. Some of the key differences between these forms of ownership are described below.

Shareholder of record — If your shares are registered directly in your name with our transfer agent, the Registrar and Transfer Company, you are considered the shareholder of record, and these proxy materials, or a NOIA, are being sent directly to you by an agent on behalf of Connecticut Water. You have the right to grant your voting proxy to the Company or to vote in person at the Annual Meeting. You may vote by any of the methods described below.

Owning shares in “street name” — If your shares are held in a securities brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials, or a NOIA, are being forwarded to you by your broker or nominee who is considered to be the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares and are invited to attend the Annual Meeting. Your broker or nominee has enclosed a voting instruction card, or their own form of NOIA, for you to use in directing your broker or nominee on how to vote your shares.

How do I vote?

Shareholders of record and most shareholders holding shares in “street name” can vote in any of the following ways:

(1) You can vote through the Internet: Available to shareholders of record and through most brokers or nominees by going to the website listed on your NOIA, proxy card or voting instruction card. You will need to follow the instructions on your NOIA, proxy card or voting instruction card and the website.

(2) You can vote by telephone: Available to shareholders of record and through most brokers or nominees by calling the toll-free number on your NOIA, proxy card, or voting instruction card. You will need to follow the instructions on your NOIA, proxy card, or proxy instruction card and follow the voice prompts.

(3) You can vote by mail: Available to shareholders of record and through brokers or nominees who received printed copies of proxy materials by signing, dating and returning your printed proxy card or voting instruction card in the enclosed postage-paid envelope provided. Shareholders receiving a NOIA can receive a printed proxy card by requesting a full printed set of proxy materials following instructions on the notice.

(4) You can vote in person at the Annual Meeting: Shareholders of record may deliver their completed proxy card in person at the Annual Meeting of Shareholders or by completing a ballot available upon request at the meeting. Shareholders owning shares in “street name” must obtain a “legal proxy” from the holder of record in order to vote in person at the meeting.

If you vote by telephone or the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote by telephone or the Internet, you do not need to return your proxy card.

Can I change my vote?

Yes. You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a later-dated proxy, submitting a later vote by telephone or the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously-granted proxy to be revoked, unless you specifically request it. You may change your proxy instructions for shares in “street name” by submitting new voting instructions to your broker or nominee.

How is my vote counted?

If you are a registered shareholder and you vote on a director nominee or the ratification of our independent registered public accountants by selecting one of the options available on the proxy card or via Internet and telephone voting methods, the proxy will be voted as you have specified. However, if you do not specify your intentions on a director nominee or the ratification of our independent registered public accountants then your vote will be counted FOR that director nominee or FOR the ratification of our independent registered public accountants.

What is a broker non-vote?

If your shares are held in “street name,” you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any Proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of establishing a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

If you are a beneficial owner whose shares are held on the record date by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares only on the ratification of the appointment of PricewaterhouseCoopers LLP even if the broker does not receive voting instructions from you. Important Information: An important change became effective in 2011 regarding broker non-votes and votes on executive compensation and certain other matters including “Say-on-Pay” votes. This rule change, which was made effective through Dodd-Frank legislation, follows similar treatment of broker non-votes for director elections implemented for on and after the 2010 proxy season. These rules do not permit brokers to vote in the advisory votes for executive compensation and the frequency of future advisory votes for executive compensation if the broker has not received instructions from its customer the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares on the election of directors, the advisory votes on executive compensation and advisory vote on the frequency of the executive compensation. We recommend that you contact your broker to assure that your shares will be properly voted.

Regardless of how you choose to vote, your interest in the affairs of Connecticut Water Service, Inc. is important and we encourage you to vote promptly.

How will abstentions and broker non-votes be counted?

Broker non-votes and proxies marked to abstain or withhold from voting with respect to any proposal to be voted upon at the Annual Meeting generally are not considered for purposes of determining the tally of votes cast for or against such proposal and, therefore, will not affect the outcome of the voting with regard to any proposal.

What vote is needed to elect the two directors?

Under Connecticut law, the election of directors requires a plurality of the votes cast by the holders of shares present in person or by proxy and voting at the Annual Meeting. Proxies may be voted only for the number of the nominees named by the Board of Directors.

What vote is needed to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2012?

The ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

What vote is needed to approve the non-binding advisory resolution regarding the compensation of our Named Executive Officers?

Under Connecticut law, the approval of the non-binding advisory resolution regarding the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast against the proposal.

What are the voting recommendations of the Board?

For the reasons set forth in more detail later in this Proxy Statement, THE BOARD RECOMMENDS THAT YOU VOTE YOUR SHARES AS FOLLOWS:

1.	FOR THE ELECTION OF THE TWO NOMINEES FOR THE BOARD;

2.	FOR THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF PRICEWATERHOUSECOOPERS LLP, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012; AND

3.	FOR THE NON-BINDING ADVISORY RESOLUTION REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

The Board does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in these proposals and the notice of Annual Meeting of Shareholders. However, if other matters are presented, the persons named in the proxy intend to vote on such matters in accordance with their judgment.

Who counts the votes?

Representatives of Broadridge Financial Solutions, Inc. will tally the votes and certify the results.

When and how will the voting results be published?

We will announce the preliminary voting results at the Annual Meeting of Shareholders and in a press release, and will file a Current Report on Form 8-K containing the final voting results with the SEC within four business days of the Annual Meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

PROPOSAL (1) — THE ELECTION OF THE TWO NOMINEES FOR THE BOARD

The Company’s Amended and Restated Certificate of Incorporation provides for a Board of no less than eight or no more than fifteen directors, the exact number of directorships to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board. The directors are divided into three classes, I, II and III, as nearly equal in number as practicable, with members to hold office until their successors are elected and qualified. Each class is to be elected for a three-year term at successive annual meetings. During 2011, the Board consisted of nine persons.

The Corporate Governance Committee recommended, and the Board selected, the two nominees listed below for election; Ms. Lisa Thibdaue and Ms. Carol Wallace. Each are currently Class III directors whose terms expire at the 2012 Annual Meeting. If elected, each nominee will serve a three-year term of office that will expire at the annual meeting of shareholders in 2015. Both Ms. Thibdaue and Ms. Wallace have consented to being named in this proxy statement and will serve as directors, if elected. Of the remaining directors, the Class I terms of Directors Hunt, Reeds and Thornburg will expire in 2013. The Class II terms of Directors Hanley, Kachur and Lentini will expire in 2014. The Board has fixed the number of directorships for the ensuing year at eight. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Unless otherwise directed, it is intended that the enclosed proxy will be voted for the election of director nominees Thibdaue and Wallace. If any nominee is unable or declines to serve, the persons named in the proxy may vote for some other person(s). The biographies of each of the nominees and continuing directors in the following chart contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the specific experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company in 2012.

Mr. Wilbur will retire, per the age limitation rules in the Company’s Bylaws, at the Annual Meeting in 2012. The Company’s CEO and Corporate Governance Committee, after discussion and approval by the Board of Directors, nominated Mr. David Lentini to succeed Mr. Wilbur as Lead Director for the Company effective immediately following the 2012 Annual Meeting.

Class III — Nominees for Election at this Annual Meeting whose terms will expire in 2015

(age at 2012 Annual Meeting)

Lisa J. Thibdaue, age 59, has been a director since 2000. She was named the Vice President, Regulatory and Government Affairs at Northeast Utilities in January 1998 and has served as Vice President, Regulatory and Governmental Affairs at Northeast Utilities since 2005. In August 2009 she was named Vice President, Rates and Regulatory at Northeast Utilities. From 1996 to 1997, she was Executive Director, Rates and Regulatory Affairs at Consumers Energy, a natural gas and electric utility located in Michigan. She is also the Chairman of the Advisory Board of Michigan State University Institute of Public Utilities. Ms. Thibdaue’s more than 14 years’ experience in rates and regulatory matters, including direct involvement with Connecticut Office of Consumer Counsel and the Public Utility Regulatory Authority (“PURA”), at a regulated electric utility in Connecticut provides her with extensive knowledge of the Company’s regulatory environment.

Carol P. Wallace, age 57, has been a director since 2003. She is Chairman of Cooper-Atkins Corporation, a manufacturer of temperature acquisition instruments, and has served in that capacity since 2004 in addition to serving as its President and Chief Executive Officer since 1994. She is also a director of Zygo Corporation and Sandstone Group, LLC, Milwaukee, WI, and she serves as a President of the Connecticut Technical High School System Foundation Board, and is a director of the Connecticut Development Authority. Ms. Wallace’s more than 15 years’ experience as Chief Executive Officer of a manufacturing firm with global sales gives her skills in executive leadership, including financial management, business strategy, financial accounting, and customer and employee satisfaction.

Class I — Directors continuing in office whose terms expire in 2013

(age at 2012 Annual Meeting)

Heather Hunt, age 46, has been a director since 2006. She has been Executive Director of the New England States Committee on Electricity since January 2009. From October 2003 through December 2008 she was an attorney and had a regulatory law practice in Stratford, Connecticut. Previously, Ms. Hunt was Director of State and Local Government Affairs at United Technologies Corporation from January 2001 to September 2003. From June 1998 through December 2000, she was with the Southern Connecticut Gas Company in regulatory and public policy capacities, ultimately as Vice President. In addition, she served as a Commissioner of the Maine Public Utility Commission from October 1995 through May 1998 and as a Commissioner of the Connecticut Department of Public Utility Control (“DPUC”) from October 1993 through July 1995. Ms. Hunt’s experience as a DPUC (recently renamed PURA) commissioner and as an attorney in regulatory affairs at public utilities provides her with extensive experience in utility regulatory matters.

Arthur C. Reeds, age 68, has been a director since 1999. He is also a Trustee of USAllianz Variable Insurance Products Trust, a mutual fund group affiliated with Allianz Life Insurance Company of North America. He was Senior Investment Officer of the Hartford Foundation for Public Giving from September 2000 until January 2003. From August 1999 to March 2000, he served as the CEO and as a director of Conning Corporation, an investment banking firm. He was the Chief Investment Officer at Cigna Corporation for nine years prior to his retirement from Cigna in November 1997. Mr. Reed’s experience as a chief executive and chief investment officer provide him with valuable knowledge of capital markets, investments and executive leadership.

Eric W. Thornburg, age 52, has been a director since 2006. He was elected Chairman of the Board of Directors on May 8, 2007 and has been the President and Chief Executive Officer of the Company since 2006. Prior to joining the Company, Mr. Thornburg served as President of Missouri-American Water, a subsidiary of American Water Works Corporation, from 2000 to 2004. From July 2004 to January 2006 he also served as Central Region Vice President-External Affairs for American Water. Mr. Thornburg’s entire career has been in the water utility industry. His experience and day-to-day leadership as Chief Executive Officer at the Company provides him with an intimate knowledge of the industry, the Company and its operations.

Class II — Directors continuing in office whose terms will expire in 2014

(age at 2012 Annual Meeting)

Mary Ann Hanley, age 55, has been a director since 1999. She is Assistant to the President of St. Francis Hospital and Medical Center and Director of The Valencia Society, the endowment fund for the hospital. She served as the Governor’s policy advisor for workforce development. From January 1995 to February 1998, she was legal counsel to the Governor’s Office, State of Connecticut. Ms. Hanley’s experience as legal counsel and advisor to the Governor’s Office of the State of Connecticut gives her expertise on the inner workings of Connecticut’s state government.

Mark G. Kachur, age 68, has been a director since 2002. He served as Chairman, President and Chief Executive Officer of CUNO, Inc. (filter manufacturer) from November 1999 until his retirement in February 2006. Mr. Kachur’s experience as the chief executive officer of a filter manufacturing firm provides him with a valuable insight into water treatment technologies, capital markets, and executive leadership.

David A. Lentini, age 65, has been a director since 2001. He is currently the Chairman and Chief Executive Officer of The Connecticut Bank and Trust Company. He presently serves on the Board of Cooper-Atkins Corporation. He is a Director of St. Francis Hospital and Medical Center and is Chairman of the Board of Trustees of the The Renbrook School. Mr. Lentini is a retired Director of the Federal Reserve Bank of Boston. Mr. Lentini’s experience as chief executive officer provides him with valuable knowledge of capital markets and executive leadership. His many directorships over the years make him an invaluable resource and advisor on appropriate corporate governance.

With the exception of Ms. Hunt, each director listed above has had the same employment for more than the past five years either in the position indicated or in other similar or executive capacities with the same company or a predecessor.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL (1)

CORPORATE GOVERNANCE

In 2011, the Company’s Board met four times, including one telephonic meeting, and conducted four regular executive sessions of the independent directors without management present. In addition, the Board maintains a number of standing committees described below under the heading “Board Committees and Responsibilities”. In 2011, no Director attended fewer than 90% of the Company’s Board and committee meetings of which he or she was a member. All but one director attended the 2011 Annual Meeting of Shareholders. Directors are expected, but not required, to attend the 2012 Annual Meeting of Shareholders.

One half-day development session was held for directors in 2011. The session was conducted outside of regular meetings and featured experts from inside the Company. Directors were not required to attend the development session and were not compensated for attending.

Board Leadership Structure

The Board leadership model consists of a combined Chairman and Chief Executive Officer role, coupled with a strong independent Lead Director. Eric W. Thornburg is the Chairman and Chief Executive Officer (“CEO”), and Donald B. Wilbur, retiring in 2012 at the Annual Meeting, served as Lead director in 2011. The Board, following a rigorous selection process conducted by the Corporate Governance Committee, nominated and affirmed Mr. David Lentini to serve as Lead Director following Mr. Wilbur’s retirement. The Board believes that the Company’s CEO is best suited to serve as Chairman because he is the director most experienced in the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading discussions on execution of the Company’s strategy.

The Lead Director has the following responsibilities:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman and the independent directors;

•	reviewing information sent to the Board;

•	reviewing meeting agendas for the Board;

•	reviewing Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors, if appropriate;

•	if requested by major shareholders, making himself available for consultation and direct communications with such shareholders; and

•	any other matters that may arise consistent with these duties and effective corporate governance.

The Company’s independent directors bring experience, oversight and expertise from outside the company and industry.

The Board believes the combined role of Chairman and Chief Executive Officer, together with a strong independent Lead Director, is in the best interest of shareholders because it provides the appropriate balance between Company and industry expertise in strategy development and independent oversight of management. The Lead Director is Chair of the Compensation Committee and serves on the Corporate Governance and Corporate Finance and Investments Committees.

Board Role in Risk Oversight

The Board has an active role, as a whole and also at the Committee level, in overseeing and monitoring management of the Company’s risks. The Board regularly receives reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, environmental, and strategic and reputational risks. The full Board or an appropriate Committee receives these reports from the appropriate executive so that it may understand and oversee the strategies to identify, manage and mitigate risks. When it is a Committee that receives the report, the Chairman of that Committee makes a report on the discussion to the full Board at its next meeting.

The Audit Committee is responsible for oversight of risks relating to the Company’s financial statements, financial reporting processes, the evaluation of the effectiveness of internal control over financial reporting, legal and regulatory risk and the Company’s compliance with its financial and ethics policies.

The Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company’s compensation programs and equity compensation plans, and performs the annual performance review of the CEO. For 2011, the Compensation Committee reviewed the Company’s compensation policies and practices and did not identify any policies or practices that are reasonably likely to have a material adverse effect on the Company (see page 38 for further information).

The Governance Committee oversees risks relating to the Company’s corporate governance processes, independence of the Board, potential conflicts of interest and compliance with state and federal laws and regulations relating to corporate governance.

The Corporate Finance and Investments Committee manage risks associated with investments related to the defined benefit, welfare and Supplemental Executive Retirement plans, and merger and acquisition transactions.

The Board and its committees have direct and independent access to management. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces. The existing Board leadership structure encourages communication between the independent directors and management, including those as a result of discussions between the Lead Director and the Chairman of the Board and CEO. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.

Board Independence

The Company’s common stock is listed on the NASDAQ Global Select Market. NASDAQ listing rules require that a majority of the Company’s directors be “independent directors” as defined by NASDAQ corporate governance standards. Generally, a director does not qualify as an independent director if the director has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or is an employee of the Company. The Board has determined that Directors Hanley, Hunt, Kachur, Lentini, Reeds, Thibdaue, Wallace and Wilbur are independent directors under NASDAQ listing standards. Mr. Thornburg, who is an employee of the Company, is not considered an independent director.

The Board based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations, family and other relationships, together with an examination of those companies with whom the Company transacts business. In making the determination that Ms. Hunt is independent under NASDAQ rules, the Board considered the payments ($2,950.20 in 2010 and $100.00 in 2011) made by the Company to a law firm at which Ms. Hunt’s husband is an equity partner. These payments relate to a 2008 acquisition transaction that occasionally requires legal attention. At a point in the future, these trailing legal matters will cease.

Board Committees and Responsibilities

The Board has established standing Audit, Compensation, Corporate Governance, and Corporate Finance and Investments Committees. All Committees have adopted written charters. Copies of these charters are available in the Corporate Governance section on the Company’s website at www.ctwater.com, or by contacting the Company at the address appearing on page 52.

2011 Board Committee Membership and Functions

Name	Audit		Compensation	Corporate Governance		Corporate Finance and Investments
Ms. Hanley				X	*
Ms. Hunt			X	X
Mr. Kachur			X	X		X
Mr. Lentini	X		X			X
Mr. Reeds	X					X	*
Ms. Thibdaue	X
Ms. Wallace	X	*	X

*	Chairman

2012 Board Committee Membership and Functions

Name	Audit		Compensation		Corporate Governance		Corporate Finance and Investments
Ms. Hanley	X				X	*
Ms. Hunt			X		X
Mr. Kachur			X		X		X
Mr. Lentini			X	*	X		X
Mr. Reeds	X						X	*
Ms. Thibdaue	X		X
Ms. Wallace	X	*					X

*	Chairman

The Audit Committee

In 2011, the Audit Committee met four times, including three telephonic meetings. The Audit Committee appoints, compensates, and oversees the work of the independent registered public accountants of the Company and The Connecticut Water Company, and monitors the Company’s financial reporting process and internal control systems. The Board has determined that each member of the Audit Committee qualifies as an “independent director” for purposes of NASDAQ listing standards and SEC rules and also has determined that Carol P. Wallace is a “financial expert” as defined under SEC regulations. The Audit Committee Charter is available in the Corporate Governance section of the Company’s website at www.ctwater.com.

The Compensation Committee

In 2011, the Compensation Committee met four times, including one telephonic meeting. The Compensation Committee determines officer compensation and the promotion and hiring of officers, reviews Company fringe benefit plans other than retirement plans, and administers the Company’s Performance Stock Programs. The Compensation Committee Charter is available in the Corporate Governance section of the Company’s website at www.ctwater.com.

The Compensation Committee has the authority to retain any legal counsel, compensation consultant or other consultant to be used to assist in the evaluation of director or executive compensation. The Compensation Committee has engaged a recognized independent compensation consultant every three years to analyze executive compensation competitiveness and provide recommendations regarding the Company’s total pay program, described within the Compensation Discussion and Analysis on page 20.

In addition, the Compensation Committee receives an annual report from the President/CEO on each individual executive’s historical compensation information; each executive’s performance review; a progress report on the executive’s results in achieving strategic objectives; and general competitive market information pertaining to salary increase budgets and executive compensation.

The Corporate Governance Committee

In 2011, the Corporate Governance Committee met two times, including one telephonic meeting. The Corporate Governance Committee reviews the qualifications and independence standards of director nominees and makes recommendations to the Board, and reviews the overall effectiveness of the Board. The Corporate Governance Committee Charter is available in the Corporate Governance section on the Company’s website at www.ctwater.com.

The Corporate Finance and Investments Committee

In 2011, the Corporate Finance and Investments Committee met eight times, including five telephonic meetings. The Corporate Finance and Investments Committee reviews the Pension Trust Fund of The Connecticut Water Company Employee Retirement Plan, the employee Savings Plan (401(k)), the VEBA Trust Fund for retiree medical benefits, and the Supplemental Executive Retirement Program, reviews and determines actuarial policies and investment guidelines, selects the investment managers, and makes recommendations to and advises the Board on financial policy issues and the issuance of securities. The Committee also assists in the evaluation of proposed merger and acquisition transactions. The Corporate Finance and Investments Committee charter is available in the Corporate Governance section on the Company’s website at www.ctwater.com.

The Board Nomination Process

The Corporate Governance Committee annually identifies director nominees based primarily on recommendations from management, Board members, shareholders, and other sources, such as water industry and state industry associations. All candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates. The Corporate Governance Committee recommends to the Board nominees that are independent of management and satisfy SEC and NASDAQ requirements and possess qualities such as personal and professional integrity, sound business judgment, and utility, compensation, financial, or political expertise. The Corporate Governance Committee also considers the age and diversity of proposed nominees (broadly construed to mean a variety of opinions, perspectives, personal, and professional experiences and backgrounds, such as gender, race, and ethnicity differences, as well as other differentiating characteristics) in making its recommendations for nominees to the full Board. The Corporate Governance Committee does not have a formal policy with respect to considering diversity; however, the Board and Committee believe that it is essential that diverse viewpoints are represented on the Board. In addition, the Corporate Governance Committee considers whether potential director nominees live in the Company’s service regions in sufficient numbers to satisfy the representation requirements of Connecticut General Statute 16-62a, and also evaluates other factors that it may deem are in the best interests of the Company and its shareholders. The Corporate Governance Committee may, under its charter, retain at the Company’s expense one or more search firms to identify potential board candidates. The Corporate Governance Committee does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

The 2011 Nomination Process

The Corporate Governance Committee met on September 28, 2011 to consider the renomination of Directors Thibdaue and Wallace, whose terms expire at the 2012 Annual Meeting of Shareholders. The Corporate Governance Committee reviewed the attendance, performance, skills and independence of these directors, but determined to withhold the Corporate Governance Committee’s recommendation of these director nominees to the Board until its January 2012 meeting, in order to allow interested shareholders to make either (i) recommendations to the Corporate Governance Committee for director nominees to be considered by the Board for inclusion on the Company’s proxy card, or (ii) formal director nominations, which, pursuant to the Company’s Bylaws procedures (described in section titled “Shareholder Recommendations”), were due by January 13, 2012. The Corporate Governance Committee did not receive any formal director nominations from shareholders prior to the deadline. After consideration of all candidates, the Corporate Governance Committee recommended to the Board, and the Board approved, that the number of Board members should be set at eight and that Ms. Thibdaue and Ms. Wallace should be submitted to shareholders as the Company’s director nominees.

Shareholder Recommendations

The Company’s Bylaws allow nomination of directors by any shareholder who is entitled to vote for the election of directors at either the Annual Meeting of Shareholders or a special meeting where directors are to be elected. Shareholder nominations must be received no later than January 13, 2012, which is 120 days prior to the first anniversary date of the prior year’s Annual Meeting of Shareholders or within 10 days of the mailing date of a Notice of Special Meeting, and must include the following:

•	name and address of person being nominated;

•	name and address of the shareholder making the nomination as they appear on the Company’s records, and the number and class of shares beneficially owned;

•

a representation that the nominating shareholder is entitled to vote at either the Annual Meeting of Shareholders or Special Meeting, and that the shareholder will attend the meeting in person or by proxy to place the nomination before shareholders;

•	a description of all understandings and agreements between the shareholder, the nominee and any other person or persons (naming such person or persons) in exchange for consideration of the nomination;

•	information regarding the nominee that would be required to be included in a proxy statement to be compliant with SEC rules; and

•	consent of the nominee that they would serve if elected.

The presiding officer at the meeting will determine if a shareholder nomination was made in accordance with the provisions of the Company’s Bylaws. If the officer determines that a nomination was not compliant with the Bylaws, he shall state so at the meeting and the nomination will be disregarded.

Mandatory Retirement

Under the Company’s Bylaws, no director shall be eligible for election or re-election as a director of the Company after such director has attained the age of 70.

Minimum Stock Ownership

On January 27, 2010, the Board increased minimum stock ownership for each Board member to at least 2,500 shares of the Company’s common stock. Incumbent directors have until the date of the Annual Meeting of Shareholders in 2012 to meet the minimum stock ownership requirement. Newly-elected directors will have a reasonable amount of time, as determined by the Committee, to satisfy the minimum stock ownership requirement. All independent directors received an equity award of $10,000 in restricted common stock on May 12, 2011 under the Company’s Performance Stock Program. The shares become unrestricted on the first anniversary of the grant date (May 12, 2012), and count toward the minimum stock ownership requirements. Similar awards were made in 2009 and 2010.

Communications with Directors

Any shareholder wishing to communicate with a director may do so by contacting the Company’s Corporate Secretary, at the address and telephone number listed on page 52, who will forward to the director a written, e-mail, or phone communication. The Corporate Secretary has been authorized by the Board to screen frivolous or unlawful communications or commercial advertisements.

Certain Relationships and Related Person Transactions

During 2011, the Company paid $1,338,532.09 to Connecticut Light & Power (“CL&P”) for electric utility services at rates authorized by the Connecticut Public Utility Regulatory Authority (“PURA”). Ms. Thibdaue is a

vice president at Northeast Utilities Service Company, an affiliate of CL&P. Each year the Company engages in a competitive bid process to procure electricity in areas where that process is allowed and other cost effective service is available. The Company believes that the fees paid to CL&P are standard and are not influenced by the relationship it has with its director, Ms. Thibdaue. CL&P made payments of $9,334 to the Company during 2011 for water services at rates authorized by PURA.

Practices and Policies for Review and Approval of Related Person Transactions

Our Board has adopted a process for related person transactions which is administered by our Corporate Secretary who will report to the Corporate Governance Committee and Board, if there are any potential conflicts of interest. Our Corporate Governance Committee reviews and approves or ratifies all relationships and related person transactions between us and (i) our directors, director nominees, executive officers or their immediate family members, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. Our Corporate Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

Under its charter, the Corporate Governance Committee is responsible for review and approval of related person transactions. In the course of its review and approval or ratification of a related person transaction, the Corporate Governance Committee will consider:

•	the Company’s relationship with the related person;

•	the nature of the related person’s interest in the transaction;

•	the availability of other sources of comparable products or services;

•	the material terms of the transaction to the related person and to the Company, including, without limitation, the amount and type of transaction;

•	whether the transaction was in the ordinary course of our business and was proposed and considered in the ordinary course of our business; and

•	the importance of the transaction to the Company.

Any member of the Corporate Governance Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Corporate Governance Committee will provide all material information concerning the transaction to the Board and appropriate Board committee.

Code of Conduct

Annually, employees are sent the Company’s Code of Conduct. Thereafter, each employee acknowledges their understanding and compliance with the code, including the establishment of a Company hotline for reporting Code of Conduct violations. To date, the Company hotline has received no reports of conduct violations. In addition to the Code of Conduct, the Board has adopted an additional Code of Conduct as a result of the Sarbanes-Oxley Act of 2002.

The Board promotes honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company; and compliance with applicable governmental laws and regulations and the Company’s own governing documents.

The public can access the Company’s Code of Conduct, updated in January of 2012, on the Company’s website (www.ctwater.com) or by contacting the Company at the address appearing on page 52.

Director Compensation

Since the Boards of Directors of the Company and The Connecticut Water Company are identical, regular meetings of each are generally held on the same day.

The table below summarizes the compensation paid by the Company to its directors during the fiscal year-ended December 31, 2011.

Directors	Fees Earned or Paid in Cash in 2011 ($)	Stock Awards $(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
M. Hanley	21,000	10,000	0	0	0	0	31,000
H. Hunt	22,000	10,000	0	0	0	0	32,000
M. G. Kachur	27,500	10,000	0	0	0	0	37,500
D. A. Lentini	30,300	10,000	0	0	0	0	40,300
A. C. Reeds	29,300	10,000	0	0	0	0	39,300
L. J. Thibdaue	21,800	10,000	0	0	0	0	31,800
E. W. Thornburg[2]	0	0	0	0	0	0	0
C. P. Wallace	28,800	10,000	0	0	0	0	38,800
D. B. Wilbur	43,000	10,000	0	0	0	0	53,000

(1)	All independent directors received an equity award of $10,000 in restricted common stock on May 12, 2011, totaling 391 unvested restricted shares per independent director. The median of the low and high price of the Company’s common stock was $25.56 on the day prior to the grant date. The shares awarded become unrestricted on the first anniversary of the grant date, May 12, 2012.

(2)	Mr. Thornburg is not compensated for his board service.

Every three years, the Compensation Committee conducts a review of the Board’s compensation. In 2009, the Compensation Committee retained Thomas E. Shea & Associates, an independent compensation consultant, to review current compensation arrangements for Board members and compare them to Board compensation practices of the Company’s peer water companies and certain other utility companies. The review conducted by Thomas E. Shea & Associates generally found that the Company’s total and equity based compensation for directors was below those of its principal competitors and comparable companies, and the Committee determined that an increase in compensation to Board members in 2010 was necessary and appropriate.

On December 7, 2010, the Compensation Committee authorized an increase in directors’ compensation, which was reported to the Board on January 27, 2011, and which became effective as of January 1, 2011. These changes were made to reflect market compensation for unscheduled committee conference calls. After that date, the Board and Committee meeting fees (excluding Audit Committee) will be $1,000 for regular and special meetings; whether the directors participate in person or by phone. The Audit Committee meeting fee will be $1,200 for regular meetings; whether the directors participate in person or by phone. Committee members (excluding Audit Committee) who participate in scheduled telephone conference calls will be paid $1,000 per call. Audit Committee members who participate in scheduled telephone conference calls will be paid $1,200 per call. Each Board member will be paid an annual retainer of $12,000 in quarterly installments. Committee Chairmen (excluding the Audit Committee) will be paid an additional annual retainer of $2,000 in quarterly installments. The Chairman of the Audit Committee will be paid an additional annual retainer of $4,000 in quarterly installments. The Lead Director will be paid an additional annual retainer of $15,000 in quarterly installments.

Under the Company’s Directors Deferred Compensation Plan, directors may elect to defer receipt of all or a specified portion of the compensation payable to them for services as directors until after retiring as directors. Any amounts so deferred are credited to accounts maintained for each participating director, and earn interest at an annual rate of 7.32% that is currently credited on a monthly basis to all deferred amounts. On January 24, 2008, the Directors Deferred Compensation was amended and restated to comply with Section 409A of the Internal Revenue Code (“IRC”). As a result, any director who retires after January 1, 2008 receives a distribution of amounts deferred and accumulated interest in a lump sum within 60 days of their retirement date. One of the Company’s retired directors is currently receiving annual payments under the Plan.

Compensation Committee Interlocks and Insider Participation

None of the members of the Company’s Compensation Committee during 2011 (Directors Hunt, Kachur, Lentini, Wallace, or Wilbur) served as an officer or employee of the Company or any of its subsidiaries during the year. During 2011, no executive officer of the Company served as a director or as a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company, or who served on the Board’s Compensation Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table lists, to the Company’s knowledge, the beneficial ownership of the Company’s common stock and the nature of such ownership for each director and nominee for director, for each executive officer named in the Summary Compensation Table, for all executive officers and directors of the Company as a group, and for each person who beneficially owns in excess of five percent of the outstanding shares of any class of the Company’s voting securities. Unless otherwise noted, each holder has sole voting and dispositive power with respect to the shares listed. All information is given as of March 15, 2012 and assumes that shares which the named person has a contractual right to acquire within 60 days have been acquired and are outstanding.

Name of Beneficial Owners (* denotes non-employee Director)	Total Amount of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
David C. Benoit[1]	36,124	*	*
Mary Ann Hanley*[2]	3,266	*	*
Heather Hunt*[2]	2,555	*	*
Kristen A. Johnson[3]	6,165	*	*
Mark G. Kachur*[2]	2,114	*	*
David A. Lentini*[2,4]	4,914	*	*
Terrance P. O’Neill[5]	35,945	*	*
Arthur C. Reeds*[2]	3,416	*	*
Lisa J. Thibdaue*[2]	2,616	*	*
Eric W. Thornburg[6]	94,292	*	*
Carol P. Wallace*[2]	2,605	*	*
Maureen P. Westbrook[7]	37,401	*	*
Donald B. Wilbur*[2,8]	6,553	*	*
Total Directors, Nominees, and Named Executive Officers (13 persons) As a Group	237,966	2.70%

The above ownership individually and as a group is less than 5% of the outstanding shares of Connecticut Water Service, Inc.

*	denotes non-employee Director

**	indicates ownership of less than 1% of the class of securities

(1)	Includes 333 shares of restricted stock, 17,764 performance share units (2,290 of these units are restricted), and 10,263 exercisable stock options under the Company’s Performance Stock Program (PSP), and 7,764 directly-owned shares.

(2)	Includes 391 shares of restricted stock under the Company’s PSP.

(3)	Includes 6,165 performance share units (1,702 of these units are restricted).

(4)	Mr. Lentini’s spouse owns 1,000 shares.

(5)	Includes 16,542 performance share units (3,541 of these units are restricted), 14,050 exercisable stock options under the Company’s PSP, and 5,353 directly-owned shares.

(6)	Includes 74,130 performance share units (24,912 of these units are restricted) under the Company’s PSP, and 20,162 directly-owned shares.

(7)	Includes 14,147 performance share units (2,410 of these units are restricted), and 14,050 exercisable stock options under the Company’s PSP, 7,632 directly-owned shares, and 1,572 shares owned in the Company’s 401(k) plan.

(8)	Mr. Wilbur’s spouse owns 948 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16 of the Securities Exchange Act of 1934, directors, officers and certain beneficial owners of the Company’s equity securities are required to file beneficial ownership reports of their transactions in the Company’s equity securities with the SEC on specified due dates. In 2011, all reports of transactions by all directors, officers and such beneficial holders were timely filed. In making this statement, the Company has relied on the written representations of its directors, officers, and ten percent shareholders and copies of the reports that they have filed with the SEC.

Other Security Holders

The following table sets forth information as of March 15, 2012 (except as otherwise indicated) as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding common stock or Preferred A Stock of the Company.

Title and Class	Name and Address of Beneficial Holder	Shares Beneficially Owned		Percent of Class
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	635,045	[1]	7.26%
Common	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	457,663	[2]	5.41%
Preferred A	Judith A. Peterson and Kenneth Peterson 928 Brintonnial Way Winston Salem, North Carolina 27104	2,025	[3]	13.5%

(1)	This information is based on a Schedule 13G filed with the SEC on February 13, 2012 by BlackRock, Inc.

(2)	This information is based on a Schedule 13G filed with the SEC on February 8, 2012 by The Vanguard Group, Inc.

(3)	This information is based on the records of the Company’s transfer agent, Registrar and Transfer Company, and records of registered shareholders.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company’s audited financial statements for the fiscal year ended December 31, 2011 (the “audited financial statements”), the Audit Committee performed the following functions:

•

The Audit Committee reviewed and discussed with senior management and PricewaterhouseCoopers LLP, the Company’s independent registered public accountants, the audited financial statements, management’s report on the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the Company’s internal control over financial reporting.

•

The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (AIPCA, Professional Standards, vol. 1, AU sec. 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

•

The Audit Committee received the written disclosures and an independence letter from PricewaterhouseCoopers LLP confirming their independence with respect to the Company as required by applicable requirements of the PCAOB. The Audit Committee discussed with PricewaterhouseCoopers LLP its independence from the Company, including whether the provision of non-audit services provided by PricewaterhouseCoopers LLP to the Company is consistent with maintaining their independence.

Based upon the functions performed, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the U.S. Securities and Exchange Commission.

AUDIT COMMITTEE

Carol P. Wallace (Chairman)

David A. Lentini

Lisa J. Thibdaue

Arthur C. Reeds

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes.

PROPOSAL (2) – RATIFICATION OF THE APPOINTMENT OF BY THE AUDIT COMMITTEE OF PRICEWATERHOUSECOOPERS LLP

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm and to audit our financial statements for the fiscal year ending December 31, 2012. Although we are not required to seek shareholder approval of this appointment, it has been our practice for many years to do so. No determination has been made as to what action the Audit Committee and the Board would take if our shareholders fail to ratify the appointment.

Even if the appointment is ratified by shareholders, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of the Company.

Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting of Shareholders, will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Independent Registered Public Accountant’s Fees and Services

During fiscal year 2011, the Company retained its independent registered public accountants, PricewaterhouseCoopers LLP, to provide services in the following categories and amounts.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $365,000 for the fiscal year-ended December 31, 2010 and $365,000 for the fiscal year-ended December 31, 2011.

Audit Related Fees

PricewaterhouseCoopers LLP performed audit related professional services as follows:

	2010	2011
Form S-3 Registration Statement	$0	$5,000
Bond Financing	$0	$5,000

Total	$0	$10,000

All Other Fees

In addition to the services and fees stated above, PricewaterhouseCoopers LLP billed the Company for the following:

	2010	2011
Tax Services Fee[1]	$7,500	$7,500
Accounting Consultation on Acquisitions	$0	$25,000
Tax Due Diligence on Acquisitions	$0	$9,900
Out-of Pocket Expenses	$10,135	$10,000

(1)	During 2010 and 2011, the Company prepared the 2009 and 2010 tax returns, respectively, in house and PricewaterhouseCoopers LLP reviewed the returns.

In accordance with its charter, the Audit Committee pre-approved all audit and non-audit fees for 2010 and 2011 as listed above.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL (2)

EXECUTIVE COMPENSATION

Equity Compensation Plan Information

The following table provides information about the Company’s common stock that may be issued upon the exercise of options and vesting of other awards under all of the Company’s existing equity compensation plans as of December 31, 2011. The table also includes information about the Company’s other equity compensation plans previously adopted without shareholder approval.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column
Equity compensation plans approved by security holders[1]	30,979	$27.63	714,114
Equity compensation plans not approved by security holders[2]	0	NA	153,517
Total	30,979	$27.63	867,631	[3]

(1)	Includes the Company’s 1994 Performance Stock Program, as amended and restated and approved by shareholders on April 26, 2002 and the 2004 Performance Stock Program, approved by shareholders on April 23, 2004.

(2)	Includes the Dividend Reinvestment and Common Stock Purchase Plan (the “DRIP” or “Plan”), amended and restated as of August 4, 2011. Under the Plan, customers and employees of the Company and holders of common stock who elect to participate may automatically reinvest all or specified percentages of their dividends in additional shares of common stock and may also make optional cash payments of up to $1,000 per month to purchase additional shares of common stock. The Company may issue shares directly to the Plan’s agent in order to meet the requirements of the Plan, or may direct the agent administering the Plan on the Company’s behalf to buy the shares on the open market at its discretion. The 1,500,000 shares reserved for the Plan through Form S-3 registrations prior to 2008 expired on December 1, 2008. On December 19, 2008, a new Form S-3 Registration Statement filed with the SEC became effective that registered 346,066 shares for the Plan. In 2010, 57,748 shares were issued through the Plan. From late 1996 to January 31, 2004, the Plan’s agent purchased shares on the open market. Since February 2004, the Plan’s agent credits Plan participants with shares issued by the Company from the DRIP reserve. On October 13, 2011, a new Form S-3 Registration Statement filed with the SEC became effective that registered 425,170 shares for the Plan. The amended and restated Plan includes a provision allowing management the discretionary authority to establish, from time to time, a discount for share purchases made under the Plan; sets the annual limit for optional cash purchases through the Plan at $40,000 and raises the annual aggregate limit on the number of shares that may be purchased by means of optional cash purchases or initial cash investments to 75,000 shares.

(3)	Revised to reflect all shares previously reserved by the Company’s Board and shares resulting from the Company’s 1998 and 2001 3-for-2 stock splits.

COMPENSATION DISCUSSION AND ANALYSIS

At the Company, honesty is one of our core values. We believe in the power of this value and know the only way to build and strengthen our reputation is through trust. We hold ourselves to the highest standard of integrity and ethical behavior and strive for transparency. We welcome the opportunity to share this Compensation Discussion and Analysis (“CD&A”) with our shareholders and customers.

In this section, we provide an overview and analysis of the Company’s compensation program and policies, the material compensation decisions we have made under those programs and policies, the material factors that we considered in making those decisions and our Company’s peer ranked Total Shareholder Return performance to the NEO’s total compensation. Later in this proxy statement, under the heading “Additional Information Regarding Executive Compensation”, you will find a series of tables containing specific information about the compensation awarded to the following individuals, our Named Executive Officers (“NEOs”) in 2011, Chairman and Chief Executive Officer (“CEO”), Mr. Eric W. Thornburg; Vice President, Finance and Chief Financial Officer (“CFO”), Mr. David C. Benoit; Vice President, Service Delivery, Mr. Terrance P. O’Neill; Vice President, Customer and Regulatory Affairs, Ms. Maureen P. Westbrook; and Vice President, Human Resources and Corporate Secretary, Ms. Kristen A. Johnson.

The compensation for these individuals is listed in tables found in the CD&A and in the Executive Compensation sections of this Proxy Statement.

OUR BUSINESS IN FISCAL 2011

Following are highlights of the Company’s financial performance in 2011:

•	Net Income and Earnings per Share and were $11.3 million, and $1.31 respectively compared to $9.8 million and $1.14 in 2010;

•

Total revenue grew to $75.6 million from $72.8 million in 2010, an increase of $2.8 million, or 4%. Total revenue includes all revenues generated by the Company’s three business segments: Water Activities, Services and Rentals, and Real Estate;

•

Income in the Water Activities segment, the Company’s principal business, grew by approximately $1.4 million to $10.1 million from $8.7 million in 2010, an increase of 16.1%. The gain was largely attributable to increased revenue through a rate increase of 13% that became effective in July 2010, and reduced Operations and Maintenance expenses. The Services and Rental segment contributed 11 cents per share;

•	With the Company’s continued cost containment efforts, Operations and Maintenance expense decreased $443,000;

•

The Company acquired Aqua Maine, Inc., from Aqua America, Inc., on January 1, 2012, which was simultaneously renamed The Maine Water Company (“Maine Water”). Maine Water serves approximately 16,000 customers, or 48,000 people, across the state of Maine. The Company purchased all of the capital stock of Maine Water for an aggregate cash purchase price of approximately $35.8 million, subject to certain closing adjustments, plus assumption of approximately $17.7 million of long-term debt as of December 31, 2010. This acquisition is responsive to the Company’s articulated strategy to diversify into new states with different regulatory climates and to grow through profitable acquisitions along the East Coast;

•	The Company increased and paid a dividend for the 42nd consecutive year;

•	The Company’s long-term performance has been strong, with three-year average Total Shareholder Return (“TSR”) at 8.91%, which stands at the 45th percentile of our peers; and

•	The Company’s TSR for the cumulative five-year period 2007-2011 has been exceptional and ranks first among peers at 43.95%, exceeding both the S&P 500 Utilities Index and the S&P 500 Index.

The following table displays the 2011 three year average TSR of our publicly traded Water Utility Peer Group(1). For a listing of companies in our utility peer group, please refer to page 31 of the CD&A.

Source: Edward Jones Water Utility Industry Summary — 12/31/11

(1)	Pennichuck was used in our Water Utility Peer Group in 2011, but does not appear in this chart due to the fact that they are no longer a publicly traded entity as of November 2011.

The following table graphically depicts the cumulative five-year TSR for the publicly traded Water Utility Peer Group for the period ended December 2011:

Source: Edward Jones Water Utility Industry Summary — 12/31/11

Say-on-Pay Consideration

In accordance with SEC rules, our shareholders voted on “say-on-pay” and “say-on-pay frequency” (every one year) non-binding advisory resolutions at our 2011Annual Meeting. Our shareholders showed strong support (90%) for our compensation practices during last year’s vote and Proposal 3 in this Proxy Statement is this year’s non-binding advisory resolution on executive compensation. The Compensation Committee (for purposes of this CD&A, the “Committee”) was pleased with this strong vote and takes seriously its commitment to maintain reasonable, market based and attractive executive compensation programs. To assist the Committee in its strategic compensation planning in this regard, the Compensation Committee engaged a consultant to complete a detailed executive compensation review that included an analysis of all executive compensation plans and programs to ensure alignment with emerging best practices and regulatory guidelines. The Committee discussed the recommendations of the consultant at length and implemented changes, as discussed further in this section, to address plan elements that needed adjustments in 2012.

Developments in our Executive Compensation Program for Fiscal Year 2011 and 2012

During fiscal year 2010, the Committee made the following modifications to executive compensation plans and programs for fiscal year 2011:

•	approved a two percent increase to NEO salary ranges to keep the Company’s salary administration programs aligned with market trends;

•

approved revised annual and long-term incentive metrics through the PSP to provide improved differentiation between the two plan elements and to continue to enhance alignment with shareholder interests; and

•

Approved its first Non-Officer Incentive Plan for fiscal year 2011 (the “2011 NOICP”), an annual cash incentive award program for non-officer employees of the Company. This plan is further discussed in our Risk Analysis disclosure on page 38.

In the fourth quarter of 2011, the Committee engaged an independent consultant and undertook a strategic review of the Company’s executive compensation practices to ensure that our plans and practices are competitive, supportive of the goals of the Company and in keeping with the best interests of our shareholders. The review covered the following key elements; compensation philosophy; peer group design; base salary; salary structure design; variable incentive compensation design, metrics and award opportunities. The findings of this review are discussed in detail on page 26.

Resulting from this extensive analysis, the Committee took the following actions with regard to the executive compensation program for fiscal year 2012:

•	ratified its Utility Peer Group;

•	approved updated market based grade ranges;

•	approved incentive award opportunities for 2012 through the 2004 Performance Share Plan (the “PSP”);

•	increased the interest factor in each officer’s Executive Deferred Compensation Agreement from 3% to 4% (please see page 49 for more information); and

•	approved revised metrics and granted eligibility to participants for the 2012 NOICP. This plan is further discussed in our Risk Analysis disclosure on page 38.

PHILOSOPHY AND GOALS OF OUR EXECUTIVE COMPENSATION PROGRAM

The Company’s compensation philosophy is set by the Committee and affirmed by the Board. Our philosophy is described in the following table and is intended to align NEOs compensation with the Company’s annual and long-term performance. A significant portion of each NEO’s total compensation opportunity is directly related to the Company’s attaining earnings per share targets as well as to other absolute and relative performance factors measuring our progress toward the goals of our long-term strategic and business plans.

We are pleased to share with you that in 2011, the Company’s three-year average annual TSR, ranking at the 45th percentile of peer group, was 8.91%, and its cumulative five-year TSR was first among peers at 43.95% as detailed in the charts on pages 22 and 23, while NEO compensation was at or below the median of that same peer group as measured by our 2011 executive compensation review, time adjusted.

We believe that this exceptional market performance supports the executive compensation plans and programs the Committee has approved for the NEOs. Our goal has been to design compensation plans that drive short and long-term positive results for our shareholders within the framework of our compensation philosophy as detailed further in this CD&A.

The Company wants its NEOs and employees to balance the risks and related opportunities inherent in its industry and in the performance of their duties and share the upside opportunity and the downside risks once actual performance is measured. To this point, the Board has completed a risk analysis of all of our compensation policies and programs for its employees and has determined that these policies and programs are not reasonably likely to have a material adverse effect on the Company. For further information please see the Risk Assessment on page 38.

A review of our programs will highlight two core concepts of our philosophy, pay for performance and pay at risk.

The following table highlights the primary components and rationale of our compensation philosophy and the pay elements that support the philosophy.

Philosophy Component	Rational/Commentary	Pay Element
Compensation should reinforce business objectives and values.	One of the Company’s guiding principles is to provide an enriching and rewarding workplace for our employees. Key goals are to retain, motivate and reward executives while closely aligning their interests with those of the Company, its shareholders and customers. Our compensation practices help us achieve these goals.	All elements (salary, annual and long-term equity linked incentive awards, retirement, and health and welfare benefits).
A significant amount of compensation for NEOs should be based on performance.	Risk appropriate, performance-based pay aligns the interest of management with the Company’s shareholders. Pay for an executive is highly dependent on performance success. Performance-based compensation motivates and rewards individual efforts, unit performance, and Company success. Potential earnings under performance-based plans are structured such that greater compensation can be realized in years of excellent performance. Similarly, missing goals will result in lower, or no, compensation from the performance-based plans.	Merit salary increases, annual and long-term equity linked incentive awards (restricted stock, performance shares and performance cash).
Compensation should be competitive.	The Compensation Committee has the authority to retain any legal counsel, compensation consultant or other consultant to assist in the evaluation of director or executive compensation. The Committee has engaged a recognized independent compensation consultant every three years to analyze executive compensation competitiveness and provide recommendations regarding the Company’s total pay program.	All elements.

Philosophy Component	Rational/Commentary	Pay Element
Key talent should be retained.	In order to attract and retain the highest caliber of management, the Company seeks to provide financial security for its executives over the long term and to offer intangible non-cash benefits in addition to other compensation that is comparable with that offered by the Company’s competitors.	Equity-linked annual and long-term incentive compensation, deferred compensation arrangements, retirement benefits, employment agreements, change-in-control provisions.
Compensation should align interests of executives with shareholders and customers.	Equity ownership helps ensure that the efforts of executives are consistent with the objectives of shareholders and customers.	Equity-linked annual and long-term incentive compensation.

Elements of Total Compensation

Executive Summary

We recognize that a sound and risk appropriate executive compensation program is part of what makes a company an employer of choice. Our compensation philosophy is to provide certain pay elements that are directly linked to the Company’s performance results. By doing so, we are able to provide the following:

•	reasonable salaries that reflect each executive’s responsibility level, qualifications and contribution over time;

•	benefits that adequately meet the needs of our employees and their families at a reasonable shared cost;

•	meaningful, performance-based annual incentives; and

•	long-term equity incentives that reflect the creation of shareholder value and drive other company objectives.

Of these four pay elements, we consider the annual and long-term incentive forms of compensation to be the most important because they enable us to attract, retain, motivate and reward talented individuals who have the necessary skills to manage our growing organization on a day-to-day basis and into the future.

The value of annual incentives is directly linked to specific financial goals such as earnings per share, revenue growth or expense reduction and other important targets such as customer satisfaction and employee satisfaction as defined and approved by the Committee at the beginning of each fiscal year. The long-term incentive plan helps to mitigate the potential risk that an executive might take short-term actions that are not in the long-term interest of the Company and its shareholders in order to achieve greater payouts through the annual incentive plan. The goals in the long term incentive plan center around relative total shareholder return targets and the completion of transformational acquisitions.

Long-term incentive awards are provided to executive officers in three forms: restricted stock, performance stock and performance cash and each vest over a three-year period since 2008. This vesting period is reviewed by the Committee at the beginning of each three-year performance period and adjusted based on Company and best practice market based information.

To assist the Committee in executing its responsibilities, it engages a consultant (see information on Compensation Consultant (page 29)) every three years, or as needed, to provide the Committee comparative performance and pay data based largely upon a sample of publicly-traded utilities (page 31). The peer group pay data is derived from proxy statements and helps the Committee establish the salaries and target incentive award opportunities for the NEOs. In addition to the peer utility group compensation data, the Consultant selects an array of other regulated industry comparators as well as certain well known and respected published surveys on executive compensation and includes that data, where appropriate, to provide a well-defined review. A consultant was most recently engaged in the fourth quarter of 2011.

In general, it is the intent of the Committee to have individual base salaries fall within a plus or minus range of 25% from the market median data established by the independent consultant. Variations within the plus or minus 25% range can occur based on length of service, performance, job grade, etc., and are considered by the Committee annually in the merit increase award process. Annual and long-term incentives are targeted at market median for performance that meets targeted annual objectives. Performance results can be above or below the targets set and the Committee intends to have the incentive compensation award levels mirror the actual performance results up to a cap, currently 120% of target.

Discussion of Specific Elements of Compensation

Our approach to total compensation is to create a comprehensive compensation package designed to reward individual performance based on the Company’s short-term and long-term performance and how this performance links to our corporate strategy. The elements of our total compensation for executive officers, including the NEOs, are as follows:

Rewarding Short-Term Performance

•	Salary or Base Pay — This is the fixed amount of compensation for performing day-to-day responsibilities which aids in recruitment and retention and is designed to be market competitive.

•

Discretionary Bonuses — In addition to annual salaries paid to our NEOs, the Committee retains the right to award cash bonuses to the NEOs in its sole discretion and best business judgment, if the Committee determines that an NEO has made a significant contribution to the Company’s success in the past year.

•

Annual Incentive Plan — Annual incentive compensation is awarded through the 2004 Performance Share Plan (“PSP”). The form of these annual awards includes restricted stock with voluntary deferral opportunities into performance shares and/or cash units. Awards through this plan are earned for achieving the Company’s short-term financial goals and other strategic objectives measured for the current year and fully vest after the completion of each fiscal year. Annual awards are structured to provide competitively based and risk appropriate incentives to our executives to improve Company performance.

Rewarding Long-Term Performance

•

Long-Term Incentive Awards — Long-term performance-based awards (“long-term awards”) from the 2004 PSP are awarded in the same form as the annual awards (stock option grants are permissible under the 2004 PSP as approved by shareholders, however, no options have been granted since 2003). Long-term awards vest over three years as described further below. These awards are granted to aid in the retention of executives, build executive ownership, and align compensation with achievement of the Company’s long-term financial goals, creating shareholder value and achieving strategic objectives as measured over multi-year periods. During 2011, we used the following equity instruments:

LONG-TERM INSTRUMENT	OBJECTIVE
Restricted Stock Units (RSUs)	Encourage retention and provide alignment with shareholders as value received will be consistent with return to shareholders.
Performance Shares	This reward vehicle delivers relative shareholder return to the NEO over a three-year performance period.
Performance Cash	This reward vehicle delivers relative shareholder return to the NEO over a three-year performance period.

Other Elements of Total Compensation

•

Other Benefits and Perquisites — The Company provides all active full-time employees with medical, dental, short-term disability, long-term disability and life insurance coverage. We pay all premiums for long-term disability and life insurance coverage for all employees plus additional benefits if any employee suffers a covered accidental loss resulting in death, dismemberment or paralysis. The Committee granted Mr. Thornburg a supplemental long-term disability policy in 2008, that when combined with the standard long-term disability policy benefit provided to other NEOs, will provide a benefit equal to 60% of his compensation in the event that he becomes disabled. Each of our executive officers is entitled to these benefits except for the supplemental long-term disability policy, on the same basis as other employees. All active full-time employees, including our executives, receive time off with pay for vacation and sick leave in accordance with Company policy. Through the first eight months of 2011, in accordance with Company policy, each NEO reimbursed the Company for mileage used on Company automobiles for personal use, at rates determined by applicable Internal Revenue Service (“IRS”) guidelines. Accordingly, under SEC rules, this personal automobile use is not considered a perquisite by the Company. On September 1, 2011, the Company ceased its practice of supplying company cars to its executives and reimburses the NEOs for the business use of their personal vehicles per applicable IRS guidelines. Again, under SEC rules, this reimbursement is considered a normal business expense and is therefore not considered a perquisite by the Company.

•

Retirement Benefits — The Company’s qualified retirement plans are intended to provide competitive retirement benefits to help attract and retain employees. Our non-qualified retirement plans are intended to provide executives with a retirement benefit that is comparable on a percentage of salary basis to that of our other employees participating in our qualified pension plan by providing the benefits that are limited under current IRS regulations. More information on these retirement related plans may be found on page 48. Amounts accrued for the Company’s health and welfare benefits are also consistent with those available to other Company employees.

•

Employment Agreements and Change-in-Control Severance Plans — The Company has entered into employment agreements with each of its NEOs. The change-in-control agreements entered into with executive officers are intended to minimize the distraction and uncertainty that could affect key management in the event the Company engages in a transaction that could result in a change of control. These agreements generally address: role and responsibility; rights to compensation and benefits during active employment; termination in the event of death, disability or retirement and termination for cause or without cause; and resignation by the employee. Contracts also contain termination and related pay provisions in the event of a change-in-control. In all cases, for the change-in-control provisions in the employment agreements to apply, there must be both (1) a change-in-control, as well as (2) a termination of the executive’s employment by the Company without cause or a resignation by the executive for good reason. This is commonly referred to as a “double trigger” requirement. Further, the agreements stipulate that the executive may not compete with the Company for prescribed periods following termination of employment or disclose confidential information. Each of the change-in-control agreements, except those agreements with Messrs. Thornburg, Benoit, and O’Neill and Ms. Westbrook, limit the amount of the payments that may be made under the agreements to the Internal Revenue Service’s limitation on the deductibility of these payments under Section 280G of the IRC. Specifically, these agreements, including Ms. Johnson’s agreement, do not provide for a Section 280G “gross-up” in the event that payments exceed the IRS’ limitation as stated previously. The agreements with Messrs. Thornburg, Benoit, and O’Neill and Ms. Westbrook do not contain this limitation and require the Company to reimburse them for certain tax impacts of exceeding this limit. See “The Impact of Tax Considerations on Executive Compensation Decisions” on page 37. Payments under Messrs. Thornburg, Benoit, and O’Neill and Mesdames Johnson and Westbrook’s agreements are, however, contingent on their agreement to a 24-month non-compete agreement following termination of employment. We believe that the multiples of compensation and other benefits provided under the change-in-control agreements, as described on page 43, are consistent with generally accepted practices in the market of publicly traded companies. The Company has no formal change-in-control or severance policy. However, as noted here, individual employment agreements generally have provisions related to both change-in-control and severance.

•

Other Compensation — The Company provides matching and/or non-elective contributions to the Company Savings Plans and executive deferral in recognition of service and contributions to the Company. All employees, including NEOs, may participate in the Savings Plan of The Connecticut Water Company (401(k)), as amended and restated in March 2010. Effective January 1, 2009, the Company changed its 401(k) plan to meet the requirements of a special IRS safe harbor. Under the provisions of this safe harbor plan the Company makes an automatic, non-elective contribution of 3% of compensation for all eligible employees hired prior to January 1, 2009 and an additional 1.5% non-elective contribution to eligible employees hired after January 1, 2009, even if the employee does not make their own contributions. Executive officers may elect to defer compensation under a non-qualified salary deferral plan. The Company maintains a non-qualified Executive Deferred Compensation Plan and Director Deferred Compensation Plan that allow eligible members of management and the Board to defer a portion of their normal compensation. Management may defer their salary and annual cash incentives under the Executive Deferred Compensation Plan. Deferred amounts are credited interest on a semi-annual basis at an interest rate equal to Moody’s AAA Corporate Bond Yield Average Rate, plus an additional 4% as of January 2012.

•	Other Benefits — As offered to other company employees, disability, life and supplemental life insurance as well as customary vacation, leave of absence and other similar policies.

The Role of Management in Compensation Decisions

The Committee and the CEO discuss the financial metrics that closely align performance targets of the business with the strategic goals of the Company. The Committee and the CEO also discuss the individual goals and desired initiatives for each executive, to determine which goals should be used, and the extent to which performance targets for the previous year have been achieved.

The Committee reviews information provided by its Compensation Consultant and uses that information as a reference point for setting the different components of compensation. The CEO provides input on and makes recommendations to the Compensation Committee for executives other than himself with respect to annual salary adjustments, annual and long-term incentive opportunity levels and adjustments, and grants of equity awards under our incentive plans. The Committee approves or modifies the compensation of these executives taking into consideration the CEO’s input and recommendations.

From time to time throughout the year, the CEO or the Vice President, Human Resources and Corporate Secretary may provide to the Committee market based data from published surveys, peer companies and other sources with regard to annual salary range adjustments, merit increase budgets and other information related to best practices and emerging trends on executive compensation matters to supplement information from the consultant.

In 2011, the CEO was present at all of the Committee meetings, and attended portions of two executive sessions at the invitation of the lead director. The CEO did provide information to the Committee regarding compensation for his direct reports in executive session but did not participate in meetings or deliberations when his own compensation was discussed.

The Role of the Compensation Consultant

The Committee retains a compensation consultant every three years, or as needed, to review, gather competitive data and provide advice on executive compensation matters. The most recent executive compensation review was performed in the fourth quarter of 2011 when the Committee engaged the services of Compensation Resources, Inc., hereafter the “Consultant”. In 2011, the Consultant provided advice and information regarding the design and implementation of the Company’s executive compensation programs, and updated the Committee about regulatory and other technical developments that may affect the Company’s executive compensation programs. In addition, the Consultant provided the Committee with competitive market information, analyses and trends on base salary, short-term incentives, long-term incentives, executive benefits and perquisites. The Committee believes that the Consultant provides candid, direct and objective advice to the Committee, to that end:

•	the Committee directly selected and engaged the Consultant;

•	the Consultant is engaged by and reports directly to the Committee and the Chairman of the Committee;

•	the Consultant meets as needed with the Committee in executive sessions that are not attended by any of the Company’s officers;

•	the Consultant has direct access to the Committee Chairman and members of the Committee during and between meetings; and

•	interactions between the Consultant and management generally are limited to internal data gathering, discussions on behalf of the Committee and information presented to the Committee for approval.

Consultant Independence

The Committee is solely responsible for engaging, retaining and terminating any compensation consultant and determining the terms and condition of its engagement, including its fees. The Committee determines whether the compensation consultant’s advice is objective and free from the influence of management. It also closely examines the safeguards and steps the Consultant takes to ensure that its executive compensation consulting services are independent and objective. In 2011, the Committee authorized management to retain the Consultant to perform a basic exempt and non-exempt compensation study for its non-officer employees. The fees to the Consultant for this project were payable in 2012.

Competitive Positioning

In 2011, the Committee reaffirmed the Company’s total pay compensation philosophy to target the pay of our NEOs in a range of plus or minus 25% of the market median consensus of the following sources, weighted as indicated and averaged:

Data Sources	Weighting
Utility Peer Group	2X
Other Regulated Industry Peer Group	1X
Published Surveys	1X

The Committee reviewed data compiled by the Consultant from proxy statements for the peer group entities which provided philosophy, program design and total direct compensation statistical data for the top five executive officers by title as well as by rank order of pay. The Consultant compared each NEO position to similar positions at other companies. Where there was no similar position, the Committee compared the Company position to a range of positions from the three resources that were the closest matches and made appropriate selections. Market Data was captured at the 25th, 50th, and 75th percentiles, consistent with the Company’s current compensation philosophy. All data was aged to a common date of December 31, 2011.

To determine the market value of each position, the Consultant calculated the Mean, Median, Trim Mean, Regression, and Market Consensus of the market data. The resulting information was then presented to the Committee in the form of a comparative analysis of actual pay to the marketplace for the components covering base pay, total cash compensation and total direct compensation. This information was the basis for how each NEO position was assigned to a salary grade.

The Committee used these salary grades to determine the preliminary salary recommendation, the preliminary target annual, and long-term equity incentive award value for each executive position. Each salary grade is expressed as a range with a minimum, midpoint, and maximum. The Committee seeks to set the midpoint for salaries, target annual and target annual long-term incentive award values for our Executive Officer positions to plus or minus 25% of the median for executives in equivalent positions in the comparator groups and other resources disclosed on page 31. The minimum level of each salary grade is set close to the bottom quartile of these groups, while the maximum level is set close to the top quartile of each group.

This framework provides a guide for the Committee’s deliberations. The actual total compensation and/or amount of each compensation element for an individual executive officer may be more or less than this median figure.

The Utility Peer Group comparators and the Other Regulated Industry Peer Group companies in this section were independently recommended by the Consultant, and finalized and approved based upon input from the

Committee Chairman and the Company’s Chairman, President and CEO. The Other Regulated Industry Peer Group and the published surveys were utilized in the 2011 review because executive and officer jobs are typically viewed as part of a broader labor market.

Utility Peer Group

Company	Ticker
AMERICAN STATES WATER Co.	AWR
AMERICAN WATER WORKS Co.	AWK
AQUA AMERICA INC	WTR
ARTESIAN RESOURCES - CL A	ARTNA
CALIFORNIA WATER SERVICE GP	CWT
MIDDLESEX WATER COMPANY	MSEX
PENNICHUCK CORPORATION	PNNW(1)
SJW CORP	SJW
UIL HOLDINGS CORP	UIL
YORK WATER COMPANY	YORW

(1)	Pennichuck was used as a peer in the 2011 executive compensation review. As of November 2011, the company is no longer a publically traded water utility.

Other Regulated Industry Peer Group

Company	Ticker
ACNB CORPORATION	ACNB
AMERIGAS PARTNERS – LP	APU
AMERISERV FINANCIAL INC	ASRV
CENTRAL VT PUBLIC SERVICE	CV
CHESAPEAKE UTILITIES CORP	CPK
CITIZENS & NORTHERN CORP	CZNC
CITIZENS FINANCIAL SVCS	CZFS.OB
CODORUS VALLEY BANCORP	CVLY
CORNING NATURAL GAS	CNIG.OB
FRANKLIN FINANCIAL SVCS	FRAF.OB
KNOLOGY INC	KNOL
MDU COMMUNICATIONS INTL	MDTV.OB
NEW JERSEY RESOURCES	NJR
OUTDOOR CHANNEL HLDS	OUTD
PIEDMONT NATURAL GAS CO	PNY
REPUBLIC FIRST BANCORP	FRBK
RGC RESOURCES INC	RGCO
ROYAL BANCSHARES	RBPAA
STAR GAS PARTNERS - LP	SGU
SUBURBAN PROPANE	SPH
UNITIL CORPORATION	UTL
WGL HOLDINGS INC	WGL

Published Surveys

The Committee reviewed the following surveys in conjunction with the 2011 Executive Compensation Review:

1.	Benchmark Database Executive Survey Report; Mercer (2011)

2.	CompAnalyst; Salary.com/Kenexa (2011)

3.	Executive Assessor; Economic Research Institute (ERI) (2011)

4.	National Executive & Senior Management Compensation Survey; Confidential Data Source (2011)

5.	Salary Budget Survey; WorldatWork (2011-2012)

6.	Survey Report on Top Management Compensation; Towers Watson (2010-2011)

How We Make Compensation Decisions

In conjunction with the review and approval of the upcoming year’s financial and strategic plans each fall, the Committee determines the level of potential awards through the Company’s PSP for the upcoming year, and undertakes a risk analysis to identify any adverse material impacts and take steps to mitigate such impacts. The specific performance goals are established and the corresponding maximum and minimum awards are determined by the Committee taking into consideration guidance from the Consultant. At the conclusion of the PSP Plan year when performance has been measured, the Committee determines for each NEO what portion of the awards was actually earned, based upon the achievement of performance goals set in the financial and strategic business plans. The awards are then made to the participants. Long-term awards have pre-established goals that must be achieved, a vesting period that must be satisfied, and a continued employment term of three years.

In the first quarter of each year, the Committee reviews the total compensation of our leadership team, the executive officers reporting to the CEO, including salaries, target annual and long-term incentive award values, perquisites, other benefits (including retirement, health, and welfare benefits) and change-in-control arrangements. The Committee receives an annual report from the CEO in executive session on each individual executive’s historical compensation information; each executive’s performance reviews; a progress report on the executive’s results in achieving strategic objectives; and general competitive market information pertaining to salary increase budgets and executive compensation. Every three years, or as frequently as the Committee desires, a recognized independent compensation consultant is engaged to analyze executive compensation competitiveness and reasonableness of the Company’s executive officer pay levels and program. Comparisons have regularly been made to a sample of larger and smaller publicly-traded water company competitors for executive talent, including our Utility Peer Group members, as disclosed on page 31. The Consultant also provides recommendations regarding executive compensation program strategy, mix and award practices based upon competitive market trends as well as tax and financial efficiencies. Ernst & Young LLP provided an analysis and recommendation to the Committee in 2002, Pearl Meyer & Partners in 2005, TES & Associates in 2008 and Compensation Resources, Inc. did so most recently on December 19, 2011.

The Committee then sets each executive’s compensation target for the current year. Typically, this involves establishing annual merit opportunities. Merit pay adjustments become effective on a date determined by the Committee, typically in the first or second quarter of the year. The Committee’s decisions are then reported to and reviewed by the Board per the Committee Charter.

Decisions about individual compensation elements and total compensation are ultimately made by the Committee using its best business judgment, focusing primarily on the executive officer’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Committee also considers a variety of qualitative factors, including the business environment in which the financial and strategic objectives were achieved. Thus, with the exception of the performance share awards discussed later, the compensation of our executives is not entirely determined by formula.

Total Annual Cash Compensation

In the first quarter of 2011, the Committee conducted a review of the base pay amounts for each NEO and made adjustments in line with the Company’s merit increase budget, an analysis of competitive executive merit pay data, Company financial performance and the report of the CEO on the individual performance of each of the NEOs and other officers for the most recent performance period.

Overall, the primary reasons for individual variation of salaries from the market median include length of time in the current position and individual performance. Based on the manner in which the Company manages base salaries, it is expected that actual and market salaries will eventually converge. Since annual cash incentive targets and the annualized value of long-term incentive targets are applied to actual base salaries, total compensation levels may similarly differ from market median total compensation levels.

This policy results in a greater percentage of total compensation (excluding benefits) for the NEOs being performance based. The table below shows 2011 total performance-related percentages for the NEOs.

	Fixed	Performance-Based
NEO’s	Salary (% of Total)	PSP-Annual Incentive (% of Total)	PSP –Long- Term Incentive (%of Total)	Total Performance Related (% of Total)

M. Thornburg(1)	100.00%	0.00%	0.00%	0.00%
Mr. Benoit	75.75%	10.25%	14.00%	24.25%
Ms. Westbrook	87.53%	4.61%	7.86%	12.47%
Mr. O’Neill	87.75%	6.70%	5.55%	12.25%
Ms. Johnson	78.53%	10.16%	11.31%	21.47%

(1)	In 2011, Mr. Thornburg elected to receive 100% of his award as performance shares. Had he elected cash rather than performance shares, this table would reflect that his combined annual and long-term incentive would account for 42.74% of his compensation.

In the fourth quarter of 2011, the Committee approved revised grade ranges for the executives based on the results of the Executive Compensation Review as recommended by the Consultant. The new grade ranges established salary midpoints that approximate the 50th percentile of the competitive market data gathered in the review for each of the NEOs and other officers. These midpoints have the effect of recalibrating the long and short-term award opportunities for 2012 in that the awards are expressed as a percent of the executive’s grade range midpoint. The following table illustrates the 2012 grade range midpoints and annual and long-term award opportunities for the NEOs.

NEO	2012 Midpoint ($)	2012 Annual Award % at Target	2012 Long-Term Award % at Target
Thornburg, Eric	410,000	45%	45%
Benoit, David	237,372	35%	35%
Johnson, Kristen	207,782	30%	30%
O’Neill, Terrance	207,782	30%	30%
Westbrook, Maureen	207,782	30%	30%

Performance Objectives and Annual Incentive Awards Though the PSP

We carefully set annual incentives through the PSP to reward our executive officers, including the NEOs, for the Company’s annual performance in achieving pre-established financial and strategic goals set at the Company level. In the fourth quarter of each year, based on the CEO’s recommendations for his direct officer reports, the Committee reviews this information to determine if any material adverse impact may arise as a result of the recommendations and then establishes the threshold, target and maximum annual incentive award opportunity for each executive salary grade, sets the performance objectives for the upcoming performance year and reviews those actions with the Board. All references to the CEO’s recommendations relate to executives other than himself. All decisions related to the CEO are made by the Committee and are reviewed with the Board in accordance with the Committee’s Charter.

Threshold, Target and Maximum Annual Incentive Award Opportunities

The Committee establishes a threshold, target, and maximum incentive award opportunity for each NEO expressed as a percentage of the salary range midpoint for the annual and long-term awards as detailed in the table below. These amounts were revised for the 2009-2011 plan years based on the advice of TES & Associates in 2008, and subsequently revised in 2011 for 2012 upon the counsel of the current Consultant, Compensation Resources, Inc. to reflect the Company’s compensation philosophy and to align with the results of the executive compensation review. The PSP is used by the Committee to pay fully competitive annual cash compensation and provide competitive longer-term stock compensation awards when performance against goals matches the target level. The Committee has the authority in determining the amounts of annual and long-term awards, to modify the mathematical results (for example, a year in revenues and earnings were decreased significantly due to an event beyond management’s control, such as extremely wet conditions) when the Committee, exercising its sound business judgment, deems it prudent to do so. The Committee relied on the mathematical results when determining the performance levels achieved in the 2011 plan year.

	2011 Performance Stock Plan Annual & Long-Term Awards as Percent of Salary Grade Midpoint
NEOs	2011 Salary Grade Midpoint ($)	PSP Award at Threshold	PSP Award at Target	PSP Award at Maximum
Mr. Thornburg	381,491	20%	40%	60%
Mr. Benoit	230,782	15%	25%	40%
Ms. Westbrook	203,508	10%	20%	30%
Mr. O’Neill	203,508	10%	20%	30%
Ms. Johnson	203,508	10%	20%	30%

Annual Incentive Performance Objectives

Based on the CEO’s recommendations and an analysis of the associated potential risk points, the Committee sets the financial and strategic performance objectives for each executive officer, including the NEOs. In selecting the financial performance objectives, the Committee sought to have the executives focus on the Company’s operating financial performance, including in 2011, target earnings per share of $1.21 at a weight of 70%, customer satisfaction, employee satisfaction and customer growth targets at a combined weight of 30%.

2011 Annual Incentive Performance Process

In executive session, the Committee selected and weighted the CEO’s performance goals, taking into consideration the Company’s current financial and strategic priorities. The Committee recognizes that earnings per share should be emphasized, but also that performance against this metric may not be reflected in a single 12-month period. For 2011, 70% of the CEO’s annual incentive award opportunity was based on the Committee’s assessment of the Company’s total financial performance. Each of these goals are further defined by identifying the Threshold level of performance (80%), Target or expected performance (100%) and Maximum level of performance (120%). Mr. Thornburg’s financial performance for 2011 was measured by the following metrics:

•	Earnings per Share — $1.21

The remaining 30% of his award opportunity was based on the Committee’s assessment of the following strategic goals:

•	customer satisfaction;

•	employee satisfaction; and

•	customer growth in terms of increasing revenues or decreasing expense;

The Committee selected these strategic goals based on its judgment that they represent areas where the CEO should focus his energies to continue to drive the Company’s business forward. The potential risks associated with the CEO’s performance goals were reviewed by the Committee and with the Board and his progress was periodically reviewed by these same entities during the year.

For 2011, annual incentives for our other NEOs were based on performance measured against the same set of strategic Company goals assigned to the CEO.

When setting the target levels for the financial and strategic objectives relating to the annual incentive awards the Committee concluded that the relationship between the payments generated at the various levels of achievement for the NEOs other than the CEO and the degree of difficulty of attainment of the performance targets was significant and reasonable.

Performance Objectives and Long-Term Incentive Awards Though the PSP

We use long-term incentives through the PSP to reward our executive officers, including the NEOs, for the Company’s longer-term performance in achieving pre-established financial and strategic goals set at the Company level. In the last quarter of each year, based on the CEO’s recommendations for his direct officer reports, the Committee establishes the threshold, target and maximum long-term incentive award opportunities for each executive salary grade and approves the performance objectives for the upcoming performance year. All references to the CEO’s recommendations relate to executives other than himself. All decisions related to the CEO are made by the Committee and are reviewed with the Board in accordance with the Committee’s Charter.

Consistent with several previous performance metrics enhancements, for plan year 2011 and into the future, the Committee, in consultation with the then independent Consultant, TES & Associates, changed the metrics of the long-term incentive plan to TSR achievements relative to peer company performance and/or the achievement of highly significant growth targets over a three-year period. Total Shareholder Return is a term describing the total of the Company’s stock appreciation and dividends over a specified period of time. The Committee determined to undertake this review and subsequent metric adjustments to better differentiate the short and long-term goals and to provide objectives that continue to strengthen alignment of the participants’ activities with the interests of shareholders.

Target Long-Term Award Opportunities

For 2011, target incentive opportunities for the NEOs ranged from 20-40% of salary grade midpoints in each of the annual and long-term incentive plans. These target levels were determined to be at market median for similar positions as recommended by the then Consultant, TES & Associates. Should an executive have responsibilities increased during the year and/or be promoted, the target incentive opportunity for the year may be adjusted pro rata to reflect the new salary range and target bonus opportunity.

2011 Long-Term Incentive Performance Objectives

Based on the CEO’s recommendation, the Committee approves the financial and strategic performance objectives for each executive officer, including all NEOs. In selecting the financial performance objectives, the Committee sought to have the executives focus on achieving a targeted relative three year average TSR to the established water utility peer companies and/or the achievement of highly significant growth targets.

2011 Long-Term Incentive Performance Process

The Committee selected and weighted the CEO’s goals, taking into consideration the Company’s current financial and strategic priorities and reviewing all associated elements of risk. The Committee recognizes that delivering sustained shareholder value is critical to the Company’s success and as such set the CEO’s 2011 long-term incentive award opportunity on achieving a targeted relative three year average TSR to the established water utility peer companies and/or the achievement of highly significant growth targets as detailed below at three levels of achievement:

•	Threshold — Deliver TSR added over 3 years that places the Company above the mean for publicly traded water utilities, or upon an acquisition(s) delivering at least 2,500 customers;

•	Target — Deliver TSR added over 3 years that places the Company in the top third of publicly traded water utilities, or upon an acquisition(s) delivering at least 3,500 customers; or

•	Maximum — Deliver TSR added over 3 years that places the Company in the top quartile for publicly traded water utilities, or upon an acquisition(s) delivering at least 5,000 customers.

The Committee set the target levels for the financial and strategic objectives relating to the long-term incentive awards and concluded that the relationship between the payments generated at the various levels of achievement and the degree of difficulty of the targets was significant and reasonable.

The CEO’s goals were reviewed with the Board and his progress was periodically reviewed by the Committee and the Board during the year.

Similarly, for 2011, long-term incentives for our other NEOs were based on performance measured against the same goal set for the CEO by the Committee.

PSP Long-Term Incentive Achievement Process

The Company’s 2011 Strategic Plan provided the targets for awards through the 2004 PSP that were then payable in 2012.

The Committee met in late 2010 with the intent of adjusting the components of the long-term incentive to enhance the alignment of the participant’s incentives with that of the Company’s shareholders and customers. To accomplish this, the Committee approved changes to the long-term awards to further differentiate the goals between the annual and long-term incentive. As mentioned previously, in 2011, the long-term awards are measured by the attainment of a targeted relative three year average TSR to the established water utility peer companies and/or the achievement of highly significant growth targets, and vest 33.33% per year ratably over three years beginning on the first quarter following the earning of the award as long as the participant remains employed by the Company.

The Compensation Committee met on March 8, 2011, and finalized amounts payable as annual and long-term incentive awards to the NEOs. The annual results for the 2010 plan year were reported previously in the 2011 Proxy Statement but are reiterated here because the payments of such portions of the annual and long-term awards for 2010 had an impact on the NEO’s compensation in 2011.

In 2008, 2009 and 2010, the Board established an earnings per share maximum level of performance for 2010. This results in a payout of 77.8% of the NEO’s award allocation at target, based on the Company’s 2010 financial and strategic results in the long-term plan. The short-term plan included the earnings per share target achieved at 96%, defined performance indicators, such as customer and employee satisfaction which were achieved at threshold or better levels and added 11.4% to the award allocation. Performance against the growth goal was not achieved at threshold and therefore did not accrete to the award allocation. Individual initiatives were achieved at various levels (detail disclosed in 2011 Proxy Statement) and added an additional amount to each of the NEO’s awards.

Total awards earned through the PSP for the 2010 plan year were as follows (previously disclosed in 2011 Proxy Statement):

	2010 Annual and Long-Term PSP Awards Earned in 2011
	Annual PSP Award ($)	Long-Term Award ($)
Mr. Thornburg	107,718	105,572
Mr. Benoit	50,512	40,980
Ms. Westbrook	29,529	28,159
Mr. O’Neill	30,726	28,159
Ms. Johnson	37,509	28,159

Please see the table on page 37 for a tabular representation of the long-term plan goals and achievement levels for 2007, 2008, 2009 and 2010. The awards, when earned, vest ratably at the rate of 33.33% over each of three years with the exception of the awards earned in 2007 which vest 25% per year over a four year period. For example, in March of 2011, the final 25% of the 2007 long-term award was paid along with 33.33% of each of the earned portions of the 2008, 2009 and 2010 long-term awards. In March of 2012, the final 33.33% of the 2009 award and 33.33% of each of the earned portions of the 2010 and 2011 awards were paid and the remaining 33.33% of the 2010 award will be paid on the anniversary date of the earning of the award in March of 2013. Also, in 2013, another 33.33% of the 2011 award will be paid and then the final 33.33% of the 2011 award will be paid in March of 2014, as long as the participant remains employed by the Company.

The Committee also met on March 6, 2012, and finalized amounts payable as annual and long-term incentive awards to the NEOs through the PSP for 2011.

The short-term plan included the previously detailed earnings per share target of $1.21 for 2011 providing an award equal to 120% of target for each NEO, providing 84% to the award allocation. The defined performance for customer satisfaction was achieved at 110% of target, employee satisfaction was achieved at 106.4% of target, and growth goals were exceeded at 120% of target adding 11%, 10.6% and 12%%, respectively to the award allocation. Thus, each of the NEOs received 117.6% of their target award allocations for 2011 as follows:

	David C. Benoit, Vice President & CFO 2011 Annual Plan Shared Goals
	Weighting	Achievement Level	Goal Value ($)
Financial Performance — EPS	70%	84.0%	64,617
Customer Satisfaction	10%	11.0%	7,056
Employee Satisfaction	10%	10.6%	6,808
Customer Growth	10%	12.0%	9,231
Total			87,712

	Vice Presidents 2011 Annual Plan Shared Goals
	Weighting	Achievement Level	Goal Value ($)
Financial Performance — EPS	70%	84.0%	42,737
Customer Satisfaction	10%	11.0%	5,088
Employee Satisfaction	10%	10.6%	4,681
Customer Growth	10%	12.0%	6,105
Total			58,611

Total awards earned through the PSP for the 2011 plan year were as follows:

	2011 Annual and Long-Term PSP Awards Earned in 2011
	Annual PSP Award ($)	Long-Term Award ($)
Mr. Thornburg	219,739	228,895
Mr. Benoit	87,712	92,311
Ms. Westbrook	58,611	61,053
Mr. O’Neill	58,611	61,053
Ms. Johnson	58,611	61,053

The Impact of Tax Considerations on Executive Compensation Decisions

While the Company’s executive compensation program is structured to be sensitive to the deductibility of compensation for federal income tax purposes, the program is principally designed to achieve our objectives as described throughout this Compensation Discussion and Analysis. Section 162(m) of the IRC of 1986 generally precludes the deduction for federal income tax purposes of more than $1 million in compensation (including long-term incentives) paid individually to our Chief Executive Officer and the other NEOs in any one year, subject to certain specified exceptions. As noted above, under the amended and restated employment agreement and change-in-control plan descriptions for Messrs. Thornburg, Benoit, and O’Neill and Ms. Westbrook on page 43, in the event that any payment or benefit received or to be received by the executive under the agreement would be an “excess parachute payment”, as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then an additional “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. We included these provisions in these agreements because we did not want the potential excise tax to serve as a disincentive to pursue a change-in-control transaction that might otherwise be in the best interests of our shareholders. We believe that, in light of our NEOs record of performance, this determination is appropriate. Ms. Johnson’s amended and restated employment agreement and change-in-control plan does not provide for a tax gross-up in the event that her payment was to incur federal excise tax as explained above.

Anti-Hedging

The Company does not allow directors, officers, and specified employees to hedge the value of Company equity securities held directly or indirectly by the director or employee. Company policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities, as well as hedging or monetization transactions and purchases of Company equity securities on margin.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and, based on our review and discussions and such other matters deemed relevant and appropriate by the Compensation Committee, we recommend to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Donald B. Wilbur (Chairman)

Heather Hunt

Mark G. Kachur

David A. Lentini

Carol P. Wallace

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes.

Risk Assessment

The Compensation Committee of the Board regularly reviews the compensation policies and practices for all employees, including executive officers and has determined that our compensation policies do not and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee following its review and approval of executive compensation matters reports to the full Board for their ratification. The Company believes that this is an important step to assure that the decisions made by the Compensation Committee are aligned with the strategy of the Company and transparent to all constituencies, therefore exposing any potential risks for discussion and mitigation. The Compensation Committee makes decisions regarding incentive and other forms of compensation based on analysis and discussion of the following key factors, presented by knowledgeable industry professionals that have the potential to encourage excessive risk-taking:

•	an excessive focus on equity compensation;

•	a total direct compensation mix weighted toward annual incentives;

•	uncapped payouts;

•	unreasonable or undefined incentive plan goals; and

•	incentive payout “cliffs” that may encourage short-term business decisions to achieve payout parameters.

The Compensation Committee highlights the following design features of our PSP that operate to mitigate the concern of excessive risk taking for participants:

•	all plan parameters, including design, metrics, and payout targets are reviewed by an independent compensation consultant engaged by the Compensation Committee;

•

the incentive plan design provides for a conservative mix of cash and equity, annual and long-term incentives and performance metrics including earnings per share, growth in customers, customer and employee satisfaction;

•	goals are appropriately defined to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	rolling three year, long-term performance targets discourage short-term risk taking;

•	maximum payout levels for incentives are capped;

•	all executives participate in the same incentive plan, the 2004 PSP;

•	the Company does not currently grant stock options;

•	the Compensation Committee has the power to reduce payouts at their discretion; and

•

as a public water utility, the Company’s primary subsidiary does not face the same level of risks associated with compensation for employees and executives at financial services or technology companies.

The Compensation Committee determined that, for all non-executive employees, the Company’s compensation programs are low risk. In 2011 and 2012, the Compensation Committee approved a short-term cash incentive program for non-officers called the 2012 Non-Officer Incentive Compensation Plan (“NOICP”). The Compensation Committee designed this plan to encourage a team of senior managers to accomplish goals related to key business drivers such as Earnings per Share, sustainable, cost-effective efficiencies, responsible reductions in operations and maintenance expense as well as customer and employee satisfaction. Ultimately, the NOICP will benefit shareholders and customers by appropriately reducing expenses while maintaining exceptional customer service and water quality and encouraging safety and infrastructure improvements. The Compensation Committee has determined that this program will not pose a material adverse effect for the Company due to the fact that:

•	goals are appropriately defined to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	maximum payout levels for incentives are capped; and

•	the Compensation Committee has the power to reduce payouts at their discretion.

The Company maintains a single discretionary annual bonus program for non-executive employees rewarding world class customer service satisfaction scores. This bonus is determined by management and, when paid, is less than a week of wages for participants.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2011 Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Eric W. Thornburg,	2011	365,794	0	274,674		0	0	169,164	12,278	821,910
Chairman/President/CEO	2010	356,644	0	269,288		0	0	114,237	12,002	752,171
	2009	345,000	0	237,607		0	0	77,922	13,344	673,873
David C. Benoit,	2011	234,297	0	20,770		0	143,092	261,345	7,029	666,533
VP Finance/CFO	2010	228,702	0	20,363	(3)	0	53,905	169,220	6,861	479,051
	2009	222,041	0	19,964		0	89,402	125,839	7,710	464,956
Maureen P. Westbrook	2011	207,208	0	21,979		0	83,009	205,295	6,216	523,707
VP, Regulatory & Customer	2010	202,736	0	21,548		0	20,432	126,557	6,082	377,354
Affairs	2009	198,275	0	24,646		0	44,492	93,805	6,704	367,921
Terrance P. O’Neill,	2011	199,166	0	27,474		0	73,875	228,690	5,975	535,180
VP, Service Delivery	2010	194,868	0	17,957		0	15,191	157,250	5,626	390,892
	2009	190,580	0	26,407		0	42,133	114,921	6,530	380,571
Kristen A. Johnson,	2011	193,893	0	14,653		0	95,244	59,636	5,817	369,242
VP, Human Resources & Corporate Secretary	2010	189,263	0	14,365		0	40,830	33,558	5,678	283,694

(1)	The 2010 Stock Awards reported for Mr. Benoit includes the value of 1,000 restricted shares granted in March, 2010 that will vest ratably at 33.33% per year beginning on the first anniversary of the grant in 2011 and Mr. Benoit’s PSP awards as noted in footnote 3.

(2)	In January 2011, NEOs received either restricted stock or performance shares which is performance-based and determined in accordance with the Company’s actual performance in comparison to strategic goals approved by the Compensation Committee, before the year begins. The amounts in the stock awards columns reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and reported at target, the level of performance expected at grant. The amounts reported for all years have been calculated to conform to SEC regulations. If the highest level of performance criteria were achieved, the aggregate grant date fair value of the portion of PSP awards elected by Messrs. Thornburg, Benoit, and O’Neill and Mesdames Johnson and Westbrook in performance shares or restricted stock would be as disclosed in the following table.

(3)	The amount reported in this column for 2010 in the 2011 Proxy Statement represents a correction from the amount previously reported.

Name	Year(A)	Maximum Annual Award ($)	Maximum Long-Term Award ($)
Mr. Thornburg	2011	228,901	228,895
	2010	232,936	232,936
	2009	176,005	220,006
Mr. Benoit	2011	18,468	18,462
	2010	18,794	18,794
	2009	17,746	17,746
Ms. Westbrook	2011	18,340	18,314
	2010	18,628	18,628
	2009	17,605	23,473
Mr. O’Neill	2011	15,262	30,562
	2010	15,535	31,071
	2009	14,670	29,341
Ms. Johnson	2011	12,209	12,209
	2010	12,419	12,419
	2009	17,605	23,473

(A)	The amounts reported in this table represent the equity portions of the Annual and Long-Term PSP Awards as elected by the NEOs before the start of each year for 2009, 2010, and 2011. The Long-Term Incentive Awards for 2009, 2010, and 2011 vest ratably at 33.33%, per year, over a three-year period. All vesting periods also carry a requirement that the executive remain employed by the Company to the completion of the vesting period to receive the earned award.

(4)	The compensation reported in this column is in the form of cash units issued under the PSP. Both the annual award and vested and unvested portion of each year’s long-term award are included in this column for each NEO. The long-term component has a continued employment vesting schedule, in addition to the attainment of specific performance measures described in the Compensation Committee Discussion and Analysis on page 20. Mr. Thornburg has $0 reported in this column because he elected to take 100% of his award in Performance Stock.

(5)	Reflects the increases from 2009 through 2011 in the actuarial present values of each NEO’s accumulated benefits under the Company’s pension plan and Supplemental Executive Retirement Program (“SERP”). In addition, this column reflects the above market interest earned through the Executives Non-Qualified Deferred Compensation Plan for Mr. Benoit and Mesdames Johnson and Westbrook of $15,406, $1,423, and $3,939 respectively. Messrs. Thornburg and O’Neill did not participate.

(6)	Amounts reflected in this column include the Company’s 401(k) safe harbor, non-elective contributions for each NEO in 2011, and $1,303 for the cost of a supplemental long-term disability policy for Mr. Thornburg, that when combined with the standard long-term disability policy benefit provided to other NEOs, will provide Mr. Thornburg a benefit equal to 60% of his compensation in the event that he is disabled.

Grants of Plan-Based Awards for 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
E. W. Thornburg	1/27/2011	0	0	0	5,949	11,898	17,848	0	0	NA	457,789
D. C. Benoit	1/27/2011	55,388	92,313	147,701	540	900	1,440	0	0	NA	36,925
M. P. Westbrook	1/27/2011	28,491	56,982	85,474	476	952	1,428	0	0	NA	36,633
T. P. O’Neill	1/27/2011	25,439	50,877	76,316	595	1,190	1,785	0	0	NA	45,789
K. A. Johnson	1/27/2011	32,561	65,123	97,684	317	635	952	0	0	NA	24,421

(1)	The weighted average of the share price of Company stock was $25.65 on January 26, 2011, the day prior to the grant date.

(2)	Amounts reflect the grant date fair value of restricted stock and performance shares issued to named executives on January 26, 2011 for incentive awards, if awards were earned for maximum levels of performance. Reported amounts are determined according to Generally Accepted Accounting Principles.

As described previously in the Compensation Discussion and Analysis on page 20, the Committee allocates a threshold, target, and maximum award for each participant annually in December of the year proceeding the measurement period. Specific targets disclosed on page 34 herein, covering a range of shareholder, customer, and employee driven strategic goals are established before the year begins. At the conclusion of the fiscal year, the Compensation Committee reviews a management report, comparing the actual performance against the pre-established goals to determine the level of earned award. The award is paid in accordance with the allocation choices made by the participant between restricted stock, performance shares, and cash units, made prior to the fiscal year being measured.

Outstanding Equity Awards at Fiscal Year-End 2011

						Stock Awards
	Option Awards					Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
E. W. Thornburg	0	0	0	NA	NA	901	24,444	14,309	388,203
D. C. Benoit	5,209	0	0	29.05	Dec. 2013	0	0	1,505	40,831
M. P. Westbrook	5,001			25.78	Dec. 2012	0	0	1,100	29,843
	4,593			29.05	Dec. 2013
T. P. O’Neill	5,001			25.78	Dec. 2012	0	0	2,402	65,166
	4,593			29.05	Dec. 2013
K. A. Johnson	0	0	0	NA	NA	0	0	995	26,994

The December 31, 2011, closing price of Connecticut Water Service, Inc. common stock was $27.13.

(1)	Reporting 100% of long-term incentive award shares including all unvested portions of the 2009, 2010, and 2011 awards. In 2009 through 2011, the long-term awards vest ratably over a three-year period.

Material Features of Equity-Based Awards

The Company’s 2004 PSP provides for an aggregate of up to 700,000 shares of common stock of the Company to be issued as awards of incentive or non-qualified stock options, shares of restricted stock or awards of performance share or performance cash units (each, an “Award”). Options must be issued at an option price no less than the fair market value of the Company’s common stock on the date of the grant. Under the 2004 PSP, 25% of the shares subject to option awards vest in equal annual installments, beginning on the first anniversary of the date of the grant of the award and ratably over the following three anniversaries of such date. The Company has not awarded any stock options under the PSP since December 2003.

Restricted stock awards are conditioned upon the attainment of performance goals established by the Committee for the performance period to which the award relates and the award recipient’s continued employment with the Company through the end of the performance period. During the performance period, the participant has all of the rights of a shareholder of the Company, including the right to vote and receive dividends. Participants may elect to have these awards made in the form of performance shares.

The Committee may also grant awards of performance share or performance cash units pursuant to the PSP. At the completion of a performance award period, the Committee will determine the award to be made to each participant by multiplying the number of performance units granted to each participant by a performance factor representing the degree of attainment of the performance goals. Performance share units will be paid in the form of common stock upon the participant’s retirement or termination and cash units are paid in cash. Awards through the annual plan became 100% vested after results are evaluated at the conclusion of the measurement period. For 2007, the long-term awards vested 25% per year ratably over four years beginning on the first anniversary of the earning of the award as long as the participant is employed by the Company. For the 2008-2012 awards will vest 33.33% per year ratably over three years, as long as the participant is employed by the company.

2011 Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(3)
E. W. Thornburg	0	0	7,576	214,472
D. C. Benoit	5,671	155,501	1,896	53,691
M. P. Westbrook	0	0	1,850	52,372
T. P. O’Neill	0	0	2,112	59,789
K. A. Johnson	0	0	657	18,599

(1)	Includes 33.33% of the 2008, 2009 and 2010 long-term PSP awards, and 20% of the Performance Accelerated Restricted Stock Awards (PARSA) that vested in 2011. PARSA agreements were entered into with Messrs. Benoit and O’Neill and Ms. Westbrook in December 2005. Mr. Thornburg entered into a PARSA agreement in January 2006. Ms. Johnson does not have a PARSA agreement. Under the PARSA agreements, 20% of the award vests on the 2nd, 3rd, 4th, 5th, and 6th anniversaries of the grant date.

(2)	Includes 33.33% of Mr. Benoit’s 1,000 restricted shares granted in March, 2010.

(3)	The value is calculated using an average of the weighted average share price at vesting for each NEO’s awards of $28.84. Mr. Benoit’s restricted shares were calculated at a share price of $28.36.

CHANGE-IN-CONTROL AGREEMENTS

On November 21, 2008, the Company and The Connecticut Water Company (CWC) entered into Amended and Restated Employment Agreements with certain executives, including Messrs. Thornburg, Benoit, and O’Neill, and Mesdames Johnson and Westbrook. The intent of the agreements is to ensure continuity in the management of the Company in the event of a change-in-control of the Company. The agreements do not become effective until a change-in-control occurs (the “Effective Date”). A change-in-control is deemed to occur when (i) any person, other than the Company, CWC or any employee benefit plan sponsored by the Company or CWC, becomes the beneficial owner, directly or indirectly, of 20% or more of the common stock of the Company or CWC; (ii) the shareholders of the Company or CWC approve (A) any consolidation or merger of the Company or CWC in which the Company or CWC is not the continuing or surviving corporation (other than a consolidation or merger of the Company or CWC in which holders of the common stock of the Company or CWC have the same proportionate ownership of common stock of the surviving corporation) or pursuant to which the common stock of the Company or CWC would be converted into cash, securities, or other property, or (B) any sale, lease, exchange, or other transfer of all or substantially all the assets of the Company or CWC; (iii) there is a change in the majority of the Board of the Company or CWC during a 24-month period, or (iv) the Board adopts a resolution to the effect that a change-in-control has occurred.

As of the Effective Date, CWC agrees to employ the executives for a continuously renewing three-year period commencing on the Effective Date. Compensation under the agreements for Messrs. Thornburg, Benoit, and O’Neill and Mesdames Johnson and Westbrook is paid by CWC and consists of (i) base salary, (ii) annual bonus, (iii) participation in incentive, savings and retirement plans, and welfare plans applicable to executive employees, (iv) fringe benefits, (v) an office and support staff, and (vi) if the executive, other than Ms. Johnson, is employed on the date the Board approves a consolidation, merger, transfer of assets or other transaction described in clause, (ii) of the definition of change-in-control above, and the shareholders approve such transaction, a stay-on bonus equal to the executive’s then-current base salary, plus an amount equal to the target bonus under the “Officers Incentive Program” for the year in which such date occurs, payable in a lump sum, provided the executive is employed on the fifth day following the closing of such transaction. The stay-on bonus is also payable if the executive’s employment is terminated following such approval but prior to the fifth day following the closing of such transaction by the Company for any reason other than for cause, death, or attainment of age 65, or if employment is terminated because of the executive’s disability, as defined in the agreement, or if the executive voluntarily terminates employment prior to such date for “good reason” as defined in the agreement. In the event that any payment or benefit received or to be received by Messrs. Thornburg, Benoit, and O’Neill and Ms. Westbrook under the agreement would be an “excess parachute payment”, as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then a “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment.

Compensation under Ms. Johnson’s agreement conforms to that of the other named executives except that it does not provide for the “stay-on bonus” nor the “excess parachute payment” described in detail above.

If the executive’s employment is terminated for cause or by reason of the executive’s death or attainment of age 65 or voluntarily by the executive other than for good reason, the obligations of CWC under the agreements cease and the executive forfeits all rights to receive any compensation or other benefits under the agreement except compensation or benefits accrued or earned and vested by the executive as of the date of termination, including base salary through the date of termination and benefits payable under the terms of any qualified or non-qualified retirement or deferred compensation plans maintained by CWC; provided, that if the executive’s employment is terminated by reason of the executive’s death, in addition to the preceding and any other death benefits which may become payable, base salary continues to be paid at the then current rate for a period of six months to the executive’s beneficiary or estate.

If the executive’s employment is terminated for any reason other than cause, death, or attainment of age 65, or if the executive’s employment is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the obligations of CWC are, in addition to the stay-on bonus described above, payment or provision of: (i) a lump-sum payment in consideration of the executive’s covenants regarding confidential information and non-competition (the “Covenants”), in an amount determined by an independent expert to be the reasonable value of such Covenants as the termination date (the “Covenant Value”), but in no event greater than the aggregate value of the benefits provided in subparagraphs (ii) — (ix) below (the “Termination Benefits”); such Termination Benefits are to be offset by the Covenant Value, provided, however, that the executive may elect to receive any Termination Benefit that would be so offset, but in such event the Covenant Value will be reduced by the value of such Termination Benefit; (ii) an amount equal to three times the base salary of the executive plus three times the target bonus for the executive under the Officers Incentive Program for the year in which termination occurs, reduced by any amount payable under any applicable severance plan, payable over the three years following termination; (iii) the value of the aggregate amounts that would have been contributed on behalf of the executive under any qualified defined contribution retirement plan(s) then in effect, plus estimated earnings thereon had the executive continued to participate in such plan(s) for an additional three years; (iv) an amount equal to the difference between benefits which would have been payable to the executive under any deferred compensation agreement had the executive continued in the employ of CWC for an additional three years and the benefits actually payable; (v) additional retirement benefits equal to the present value of the difference between the annual pension benefits that would have been payable to the executive under CWC’s qualified defined benefit retirement plan and under any non-qualified supplemental executive retirement plan covering the executive had the executive continued to participate in such plan(s) for an additional three years and the benefits actually payable; (vi) if the executive’s employment is terminated by reason of disability, disability benefits at least equal to the most favorable of those provided by CWC or the Company; (vii) a lump sum payment equal to all life, health, disability and similar welfare benefit plans and programs of CWC for a period of three years, plus three additional years of credit for purposes of determining eligibility to participate in any such plan for retirees; (viii) three additional years of all other perquisites as the executive was receiving at the date of termination; and (ix) outplacement services for one year.

Post-Termination Payments and Benefits

The Company estimates of the payments to each of the NEOs that would be made under various triggering events described in the tables on the following pages, which were prepared as though each of our NEO’s employment was terminated on December 31, 2011, using a share price of $27.13 for our common stock.

2011 Change in Control Summary

Eric W. Thornburg

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Stay-On Bonus(1)					520,332
Cash Severance(2)					1,560,996
Retirement Benefits
Pension Plan(3)		63,138	98,685	139,727	139,727
SERP(4)			704,821		626,294
Deferred Compensation(5)					0
Defined Contribution Plan(6)					35,974
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	412,647	412,647	412,647		412,647
Other Benefits
Health & Welfare(8)					40,132
Outplacement(9)					20,000
280G Tax Gross-Up(10)					0
TOTAL	412,647	475,785	1,216,153	139,727	3,356,103

David C. Benoit

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Stay-On Bonus(1)					293,236
Cash Severance(2)					879,708
Retirement Benefits
Pension Plan(3)		302,413	423,189	414,231	414,231
SERP(4)			503,886		731,941
Deferred Compensation(5)					117,210
Defined Contribution Plan(6)					23,042
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	40,831	40,831	40,831		40,831
Other Benefits
Health & Welfare(8)					40,132
Outplacement(9)					20,000
280G Tax Gross-Up(10)					0
TOTAL	40,831	343,244	969,906	414,231	2,560,331

Maureen P. Westbrook

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Stay-On Bonus(1)					249,009
Cash Severance(2)					747,027
Retirement Benefits
Pension Plan(3)		327,620	713,342	487,543	487,543
SERP(4)			429,297		438,258
Deferred Compensation(5)					30,405
Defined Contribution Plan(6)					20,378
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	29,843	29,843	29,843		29,843
Other Benefits
Health & Welfare(8)					0
Outplacement(9)					20,000
280G Tax Gross-Up(10)					0
TOTAL	29,843	357,463	1,172,482	487,543	2,022,463

Terrance P. O’Neill

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Stay-On Bonus(1)					240,925
Cash Severance(2)					722,774
Retirement Benefits
Pension Plan(3)	790,690	558,321	776,427	790,690	790,690
SERP(4)	198,537	93,709	134,504		303,804
Deferred Compensation(5)					0
Defined Contribution Plan(6)					19,587
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	65,166	65,166	65,166		65,166
Other Benefits
Health & Welfare(8)					40,132
Outplacement(9)					20,000
280G Tax Gross-Up(10)					0
TOTAL	1,054,393	717,196	976,097	790,690	2,203,078

Kristen A. Johnson

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Stay-On Bonus(1)					0
Cash Severance(2)					703,784
Retirement Benefits
Pension Plan(3)					0
SERP(4)					375,050
Deferred Compensation(5)					9,987
Defined Contribution Plan(6)					19,069
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	26,994	26,994	26,994		26,994
Other Benefits
Health & Welfare(8)					14,687
Outplacement(9)					20,000
280G Tax Gross-Up(10)					0
TOTAL	26,994	26,994	26,994		1,169,571

(1)	If the named executive is terminated after the Board approves a consolidation, merger, or transfer of assets, or if the named executive is employed on the fifth day following the closing of such transaction, the named executive will receive a stay-on bonus. This stay-on bonus is equal to the named executive’s then-current base salary, plus an amount equal to the target bonus under the short-term incentive award program. Ms. Johnson’s agreement does not provide for a stay-on bonus.

(2)	If the named executive’s employment is terminated for any reason other than cause, death, or the attainment of age 65, or if the executive is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the Company, in return for the executive’s covenants regarding confidential information and non-competition (the “Covenants”), will pay an amount equal to three times the base salary of the named executive plus three times the target bonus for the named executive under the short-term incentive award program.

(3)	The amounts reported for retirement benefits equal the present value (using an assumed discount rate of 4.6%) of the accumulated benefit at December 31, 2011 for each of the named executives.

(4)	Under a change-in-control, the NEO would receive additional retirement benefits for the three years covered under the employment agreement. The additional retirement benefits would be equal to the present value (using an assumed discount rate of 4.5%) of the difference between the annual pension benefits that would have been payable under the CWC Employees’ Retirement Plan (the “Retirement Plan”) and under the non-qualified Supplemental Executive Retirement Program had the executive continued to participate in the plans for an additional three years and the vested benefits at the time of termination.

(5)	The amounts reported are equal to the difference between the benefits which would have been payable to the named executive under any deferred compensation agreement had the named executive continued in the employ of the Company for an additional three years and the benefits actually payable.

(6)	The amounts reported are aggregate amounts that would have been contributed on behalf of the named executive under the CWC Employee Savings Plan (401(k)) for an additional three years, plus estimated earnings had the named executive continued to participate.

(7)	Named executive will become fully vested in equity compensation awards previously granted, such as stock options, restricted stock, and performance shares.

(8)	Amounts reported represent a lump sum payment equal in value of the benefits provided to the NEOs under the life, health, disability, and welfare benefit programs of the Company for a period of three years, plus three years of additional credit for purposes of determining eligibility to participate in any such plan for retirees.

(9)	Represents estimate of value of outplacement services for one year.

(10)	In the event that any payment or benefit received or to be received by the executive under the agreement would be an “excess parachute payment”, as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then a “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. Based on the Company’s most recent calculations, the Company believes that no such excise tax would have been payable on any employment termination described above in connection with, or upon, a change of control having an effective date as of December 31, 2011. For purposes of these calculations, the Company assumed that the portion of the required payments to each of Messrs. Thornburg, Benoit and O’Neill and Ms. Westbrook represents reasonable compensation for the noncompetition agreements set forth in each of their agreements.

The following Pension Benefit Table shows the present value of accumulated benefits payable to each of our NEOs under their retirement plans.

Pension Benefits Table for 2011

Name/ Credited Years of Service	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year($)
E. W. Thornburg	Connecticut Water Company Employees Retirement Plan	6.00	157,943	0
	Supplemental Executive Retirement Program	5.83	349,471	0

D. C. Benoit	Connecticut Water Company Employees Retirement Plan	16.00	471,952	0
	Supplemental Executive Retirement Program	15.67	452,380	0

M.P. Westbrook	Connecticut Water Company Employees Retirement Plan	23.50	575,205	0
	Supplemental Executive Retirement Program	23.25	244,407	0

T. P. O’Neill	Connecticut Water Company Employees Retirement Plan	32.00	883,646	0
	Supplemental Executive Retirement Program	31.83	210,540	0

K. A. Johnson	Connecticut Water Company Employees Retirement Plan	5.00	80,127	0
	Supplemental Executive Retirement Program	4.58	57,419	0

(1)	In determining the present value of the accumulated benefits for the CWC Employees Retirement Plan, we used a discount rate of 4.6% for December 31, 2011. For the Supplemental Executive Retirement Program, we used a discount rate of 4.5% for December 31, 2011. For the CWC Employees Retirement Plan, we have assumed the form of payment would be 75% lump sum and 25% annuity with a 4.6% lump sum discount rate. For the Supplemental Executive Retirement Plan, we have assumed the form of payment would be 100% annuity. For other assumptions used in estimating these amounts, see Note 12 “Long-Term Compensation Arrangements” in the Company’s 2011 Form 10-K.

Retirement Plans

All employees and officers of CWC, hired before January 1, 2009 are entitled to participate in the January 2012 amended Retirement Plan, a noncontributory, qualified defined benefit plan. Retirement benefits are based on years of credited service and average earnings, which is defined to mean the highest average annual regular basic compensation received by an individual from the Company and CWC during any 60 consecutive months. Retirement benefits under the Retirement Plan are not reduced by employees’ Social Security benefits. Contributions, which are actuarially determined, are made to the Retirement Plan by CWC for the benefit of all employees covered by the Retirement Plan.

The IRC of 1986, as amended, imposes limits upon the amount of compensation that may be used in calculating retirement benefits and the maximum annual benefit that can be paid to a participant from a tax-qualified benefit plan. These limits affect the benefit calculation for certain individuals and effectively reduce their benefits under the Retirement Plan. In order to supplement Retirement Plan benefits, CWC maintains a Supplemental Executive Retirement Program (“SERP”), for certain executives, including all of the executive officers listed in the Summary Compensation Table. If the executive meets the age and any applicable service requirements under such an agreement, the annual retirement benefit payable will be equal to 60% of average earnings, as defined under the Retirement Plan but without the IRC compensation limit, offset by his or her benefit payable under the

Retirement Plan. Participants are part of CWC Employees Retirement Plan (the “Plan”), a defined benefit plan covering all Connecticut Water employees hired before January 1, 2009. If the executive retires after attaining age 62, average earnings also include the value of cash units, restricted stock, and performance share units awarded under the Company’s Performance Stock Program.

In the case of each of Messrs. Thornburg, Benoit and Ms. Johnson, the annual benefit amounts are also reduced by benefits payable under the retirement plan of a prior employer. All supplemental executive retirement agreements provide an early retirement benefit if the NEOs retire from service to the Company at any age between 55 and 65.

The material assumptions used in valuing the pension liability and expense for the Retirement Plan and the SERP benefits can be found in footnote Note 12 “Long-Term Compensation Arrangements” in the Company’s 2011 Form 10-K.

Executive officers also participate in the amended Savings Plan (401(k)) of CWC, as amended and restated as of January 1, 2012, and other benefit plans generally available to all levels of salaried employees. Also, executive officers may elect to defer compensation under a non-qualified salary deferral plan, described below:

Non-qualified Deferred Compensation Table for 2011

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year End ($)
E. W. Thornburg	0	0	0	0	0
D. C. Benoit	20,800	0	39,070	0	563,912
M. P. Westbrook	0	0	10,135	0	144,822
T. P. O’Neill	0	0	0	0	0
K. A. Johnson	12,350	0	3,329	0	50,946

(1)	Above market interest credited for Mr. Benoit and Mesdames Westbrook and Johnson of $15,406, $3,939 and $1,423 are reported in the 2011 Summary Compensation Table in the “Change in Pension Values and Non-Qualified Deferred Compensation Earnings” column.

NEOs may elect to defer compensation under individual non-qualified deferred compensation agreements. Each Deferred Compensation Agreement permits the executive officer to elect to defer, prior to the beginning of each calendar year, an amount up to 12% of their annual cash salary. Such salary deferral amounts are credited to a deferred compensation account maintained by the Company on behalf of the executive officer. Amounts deferred to the account are credited with interest on a semi-annual basis at an Interest Equivalent equal to fifty percent (50%) of the product of (i) the AAA Corporate Bond Yield Averages published by Moody’s Bond Survey for the Friday ending on or immediately preceding the applicable January 1 and July 1 plus 3 percentage points (the “Interest Factor”), multiplied by (ii) the balance of the Employee’s Deferred Compensation Account, including the amount of Interest Equivalent previously credited to such employee’s account, as of the preceding day (i.e., December 31 or June 30). Effective January 1, 2012, the Compensation Committee adjusted the Interest Equivalent changed to fifty percent (50%) of the product of (i) the AAA Corporate Bond Yield Averages published by Moody’s Bond Survey for the Friday ending on or immediately preceding the applicable January 1 and July 1 plus 4 percentage points (the “Interest Factor”), multiplied by (ii) the balance of the Employee’s Deferred Compensation Account, including the amount of Interest Equivalent previously credited to such employee’s account, as of the preceding day (i.e., December 31 or June 30). Compensation deferred under the Deferred Compensation Agreement, plus all accrued interest, shall be paid to each executive officer (or to the executive officer’s designated beneficiary) upon termination of employment by the Company. The payment is in the form of an annual annuity if the participant terminates on or after the age of 55. The payment is a lump sum if the NEO terminates prior to age 55. If the executive officer is terminated for “cause” as defined in the Deferred Compensation Agreement, the executive officer shall be entitled only to a return of amount deferred without payment of accrued interest.

PROPOSAL (3) – THE NON-BINDING ADVISORY RESOLUTION REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we request our shareholders provide an advisory vote to approve the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation philosophy is to provide certain pay elements that are directly linked to the Company’s performance results. By doing so, we are able to provide the following:

•	reasonable salaries that reflect each executive’s responsibility level, qualifications and contribution over time;

•	benefits that adequately meet the needs of our employees and their families at a reasonable shared cost;

•	meaningful, performance-based annual incentives; and

•	long-term equity incentives that reflect the creation of shareholder value and drive achievement of other company objectives.

We encourage long-term stock ownership by our executive officers with award features such as graduated vesting on performance share and restricted stock awards through our 2004 Performance Stock Plan at 33.33% per year beginning on the first anniversary of the grant date.

Our annual incentive compensation plans are aligned between Company executives and other management employees of the Company eligible to participate in an incentive plan to ensure unified achievement of Company goals and objectives.

We establish total compensation packages such that, when our fundamental financial performance is at target levels, total compensation (base salary, annual short-term cash incentives, and long-term incentives) for each NEO is competitive with the 50th percentile market value total compensation for executives in comparable positions at companies in our peer comparator group.

We place a strong emphasis on variable compensation, which is designed so that the payout opportunity is directly linked to the achievement of pre-determined financial and other key performance metrics, with upside opportunity for exceeding the pre-determined goals.

Our allocation of cash to non-cash compensation is weighted toward cash-based compensation in order to (1) minimize the extent to which the interests of existing shareholders are diluted by equity used as compensation, and; (2) align the majority of our variable compensation with our fundamental financial performance (on which management has a great deal of direct influence) and to the creation of TSR (on which management has relatively less direct influence) to establish balance and ownership behavior in our executives.

We believe that proper administration of our executive compensation program should result in the development of a management team that improves our fundamental financial performance and provides value to the long-term interests of the Company and its shareholders. Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” and additional information regarding “Executive Compensation” sections of this proxy statement on pages 20 to 49.

The Compensation Committee and the entire Board believes the Company’s executive compensation programs have been effective at incenting the achievement of strong financial performance and competitive relative returns to shareholders.

Following are highlights of the Company’s financial performance in 2011:

•	Net Income and Earnings per Share and were $11.3 million, and $1.31 respectively compared to $9.8 million and $1.14 in 2010;

•

Total revenue grew to $75.6 million from $72.8 million in 2010, an increase of $2.8 million, or 4%. Total revenue includes all revenues generated by the Company’s three business segments: Water Activities, Services and Rentals, and Real Estate;

•

Income in the Water Activities segment, the Company’s principal business, grew by approximately $1.4 million to $10.1 million from $8.7 million in 2010, an increase of 16.1%. The gain was largely attributable to increased revenue through a rate increase of 13% that became effective in July 2010, and reduced Operations and Maintenance expenses. The Services and Rental segment contributed 11 cents per share;

•	With the Company’s continued cost containment efforts, Operations and Maintenance expense decreased $443,000;

•

The Company acquired Aqua Maine, Inc., from Aqua America, Inc., on January 1, 2012, which was simultaneously renamed The Maine Water Company (“Maine Water”). Maine Water serves approximately 16,000 customers, or 48,000 people, across the state of Maine. The Company purchased all of the capital stock of Maine Water for an aggregate cash purchase price of approximately $35.8 million, subject to certain closing adjustments, plus assumption of approximately $17.7 million of long-term debt as of December 31, 2010. This acquisition is responsive to the Company’s articulated strategy to diversify into new states with different regulatory climates and to grow through profitable acquisitions along the East Coast;

•	The Company increased and paid a dividend for the 42nd consecutive year;

•	The Company’s long-term performance has been strong, with three-year average Total Shareholder Return (“TSR”) at 8.91%, which stands at the 45th percentile of our peers; and

•	The Company’s TSR for the cumulative five-year period 2007-2011 has been exceptional and ranks first among peers at 43.95%, exceeding both the S&P 500 Utilities Index and the S&P 500 Index.

We are asking our shareholders to indicate their support for the reasonable and appropriate compensation arrangements with our NEOs as described in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

This “say-on-pay” vote is advisory, and therefore is not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
FOREGOING RESOLUTION, RELATING TO THE COMPENSATION OF OUR NEOS AS
DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE
RULES OF THE SEC — PROPOSAL 3

Other Matters

The Board knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in their discretion on such matters.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports, and related notices. This means that only one copy of our NOIA, Proxy State-

ment and/or our 2011 Annual Report may have been sent to multiple shareholders in your household. If you would like to obtain another copy of any of these documents, please contact our Corporate Secretary, Kristen A. Johnson, at Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413, or by telephone at 1-800-425-3985, ext. 3056. If you want to receive separate copies of the NOIA, Proxy Statement, and/or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy of any of these documents for all shareholders in your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

REQUIREMENTS AND DEADLINES FOR PROXY PROPOSALS, NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS

For business to be properly brought before an annual meeting by a shareholder, the business must be an appropriate matter to be voted by the shareholders at an annual meeting and the shareholder must have given proper and timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the Main Offices of the Company, 93 West Main Street, Clinton, CT 06413, no later than the close of business on a day which is not less than 120 days prior to the anniversary date of the immediately preceding annual meeting, which date for purposes of the 2013 Annual Meeting of Shareholders is January 14, 2013. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business.

In addition, shareholder proposals intended to be presented at the Annual Meeting of Shareholders in 2013 must be received by the Company no later than December 3, 2012 in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2013 Annual Meeting of Shareholders.

Kristen A. Johnson

Vice President, Human Resources

and Corporate Secretary

April 1, 2012

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files an Annual Report on Form 10-K with the SEC. Additional copies of the 2011 Annual Report on Form 10-K filed by the Company, including the financial statements and schedules, but without exhibits, will be mailed to any shareholder upon written request without charge. The exhibits are obtainable from the Company upon payment of the reasonable cost of copying such exhibits. Shareholders can request this information by phone at 1-800-428-3985, ext. 3056, by e-mail at kjohnson@ctwater.com, or by mail to Kristen A. Johnson, Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413.

DIRECTIONS

Connecticut Water Service, Inc.

Annual Meeting of Shareholders

Held at the Water’s Edge

1525 Boston Post Road, Westbrook, Connecticut

Meeting at 2:00 P.M. — Doors Open at 1:00 P.M.

IF YOU PLAN TO ATTEND THE MEETING, PLEASE CALL 1-800-428-3985, EXT. 3015, AND

LEAVE YOUR NAME, ADDRESS, AND TELEPHONE NUMBER. ALSO, IF YOU NEED SPECIAL ASSISTANCE AT THE MEETING, PLEASE ALSO STATE SUCH A REQUEST WHEN YOU CALL.

The Water’s Edge website has directions and a printable map

(http://www.watersedge-resort.com/directions.html)

From New York City, New Haven and West:

Interstate 95 North to Connecticut Exit 65. Right turn at exit ramp to second stop light in center of town. Left onto Route 1 North (Boston Post Road). Go up about half a mile. Water’s Edge entrance will be on your right. From NYC, approximately 100 miles and two hours driving time.

From Hartford, Springfield and North:

Interstate 91 South or I-84 West to Hartford. From Hartford, take I- 91 South to Route 9. Then Route 9 South to Exit 3. Go through stop sign to second stop sign. Turn right onto Route 153 South and follow to the end of route until intersection with Route 1 in Westbrook. At light, turn left onto Route 1 North (Boston Post Road). Go up about half a mile. Water’s Edge entrance will be on your right. From Hartford, approximately 50 miles and an hours driving time.

From Boston, Providence and East

Interstate 95 South to Connecticut Exit 65. Left turn at the exit ramp to the third stop light in the center of Westbrook. Left turn at light onto Route 1 North (Boston Post Road). Go up about half a mile. Water’s Edge entrance will be on your right. From Boston, approximately 129 miles and two and a half hours driving time.

ConnecticutWater

CONNECTICUT WATER SERVICE, INC.

93 WEST MAIN STREET

CLINTON, CT 06413-1600

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

1 OF 2 1 1

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CONTROL # 000000000000

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 02 0000000000

The Board of Directors recommends you vote FOR the following, terms ending in 2015:

1. Election of Directors Nominees 01 Lisa J. Thibdaue 02 Carol P. Wallace

The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain

2 The ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP

3 The non-binding advisory resolution regarding approval of the compensation of our named executive officers

NOTE: If no choice is indicated, this proxy shall be deemed to grant authority to vote FOR the election of director nominees and to vote FOR Proposals 2 and 3.

For address change/comments, mark here. (see reverse for instructions)

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE #

0000131960_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

CONNECTICUT WATER SERVICE, INC.

Annual Meeting of Shareholders

May 10, 2012

2:00 PM EST

The undersigned shareholder of Connecticut Water Service, Inc. hereby appoints Eric W. Thornburg, David C. Benoit, and Kristen A. Johnson, or any one of them, attorneys or proxies for the undersigned, with power of substitution, to act, and to vote, as designated herein, with the same force and effect as the undersigned, all shares of the Company’s Common Stock and Preferred A Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of Connecticut Water Service, Inc. to be held at the Water’s Edge Resort and Spa, 1525 Boston Post Road, Westbrook, Connecticut, May 10, 2012, 2:00 PM, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000131960_2 R1.0.0.11699